    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 26, 1996

                                                       REGISTRATION NO. 333-

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                       LEARNING TREE INTERNATIONAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                   8299                   95-3133814
    (STATE OR OTHER         (PRIMARY STANDARD         (I.R.S. EMPLOYER
    JURISDICTION OF            INDUSTRIAL          IDENTIFICATION NUMBER)
   INCORPORATION OR        CLASSIFICATION CODE
     ORGANIZATION)               NUMBER)

                          6053 WEST CENTURY BOULEVARD
                          LOS ANGELES, CA 90045-0028
                                (310) 417-9700
  (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               DAVID C. COLLINS
                            CHIEF EXECUTIVE OFFICER
                       LEARNING TREE INTERNATIONAL, INC.
                          6053 WEST CENTURY BOULEVARD
                          LOS ANGELES, CA 90045-0028
                                (310) 417-9700
 (NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
       THEODORE E. GUTH, ESQ.             THOMAS A. BEVILACQUA, ESQ.
         IRELL & MANELLA LLP            BROBECK, PHLEGER & HARRISON LLP
 1800 AVENUE OF THE STARS, SUITE 900    TWO EMBARCADERO PLACE, 2200 GENG ROAD
    LOS ANGELES, CALIFORNIA 90067         PALO ALTO, CALIFORNIA 94303
         TEL: (310) 277-1010                   TEL: (415) 424-0160
         FAX: (310) 203-7199                   FAX: (415) 496-2885


                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering: [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                               ---------------

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                        PROPOSED        PROPOSED
                                        AMOUNT          MAXIMUM          MAXIMUM
     TITLE OF EACH CLASS OF              TO BE       OFFERING PRICE     AGGREGATE        AMOUNT OF
   SECURITIES TO BE REGISTERED       REGISTERED(1)    PER UNIT(2)   OFFERING PRICE(2) REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par value..   2,300,000 shares      $28.25        $64,975,000        $22,405
- ------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
(1) Includes up to 300,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c).

                               ---------------

  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED AUGUST 26, 1996

                    [LOGO OF LEARNING TREE(R) INTERNATIONAL]

                                2,000,000 SHARES

                                  COMMON STOCK

  Of the 2,000,000 shares of Common Stock offered hereby, 400,000 shares are being sold by Learning Tree International, Inc. ("Learning Tree" or the "Company") and 1,600,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. On August 23, 1996, the last sale price of the Common Stock, as reported on the Nasdaq National Market, was $28.25 per share. See "Price Range of Common Stock." The Common Stock is traded on the Nasdaq National Market under the symbol "LTRE."

                                  ----------

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.SEE "RISK
                              FACTORS" ON PAGE 7.

                                  ----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  COMMISSION OR  ANY STATE SECURITIES COMMISSION PASSED UPON  THE ACCURACY OR
   ADEQUACY  OF THIS  PROSPECTUS. ANY  REPRESENTATION TO  THE CONTRARY IS  A
    CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    UNDERWRITING                 PROCEEDS TO
                          PRICE TO DISCOUNTS AND  PROCEEDS TO      SELLING
                           PUBLIC  COMMISSIONS(1) COMPANY(2)  STOCKHOLDERS(2)(3)
- --------------------------------------------------------------------------------
Per Share...............    $           $             $              $
- --------------------------------------------------------------------------------
Total(2)................   $           $             $              $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) Does not include amounts payable to M. Kane & Company, Inc. for financial advisory services provided to the Company. See "Certain Transactions."
(2) Before deducting expenses payable by the Company and the Selling
    Stockholders estimated at $301,419 and $1,364,581, respectively.
(3) The Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an additional 300,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions,
    and Proceeds to Selling Stockholders will be $   , $   , and $   ,
    respectively.

                                  ----------

  The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens
& Company"), San Francisco, California, on or about    , 1996.

ROBERTSON, STEPHENS & COMPANY
          PIPER JAFFRAY INC.
                     SMITH BARNEY INC.
                                                         M. KANE & COMPANY, INC.

                   The date of this Prospectus is     , 1996.

Inside Front Cover:

================================================================================
                 INFORMATION TECHNOLOGY EDUCATION AND TRAINING

Learning Tree International...providing training and education to IT professionals employed by business and government organizations worldwide.

  Courses at Learning Tree Sites               Courses at Customer Sites

  [Photograph of Education Center          [Photograph of instructor working
located in Los Angeles, California.]         with two students at Education
                                                        Center]

Courses are presented at Learning         Learning Tree courses can be custom
Tree Education Centers, as well as        tailored to individual customer needs
at hotels and conference facilities,      and presented at customer sites
worldwide.                                anywhere in the world.


[Photograph of instructor teaching         [Photograph of workers loading a van
    a classroom of students]              with the Company's software, hardware
                                          and networking systems to be delivered
                                                  to a customer site.]

Courses are taught by technical           Learning Tree provides software,
professionals and include extensive       hardware and networking systems
hands-on, interactive exercises using     for courses at customer sites.
networked classroom computers.

================================================================================

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

Inside Front Cover:

[Map identifying location, and photographs of such locations, of the Company's Education centers and Principal Offices]

[Photograph of Company's
 Marketing Materials.]

Learning Tree promotes its
courses through direct mail
marketing to its proprietary
mail list of over 1,000,000
IT professionals and managers.


[Photograph of telemarketers.]

Customers call 1-800-THE TREE(R)
to enroll.  Learning Tree tele-
marketers respond to phone, E-
mail, Web site and facsimile
orders and inquiries.

[Photograph  of Salesman.]

Learning Tree's field sales con-
centrates on larger customers to
sell multi-course, customer-site
training programs and to sign
Training Advantage Agreements.

[Photograph of computer screen showing
the company's world wide web site.]

Learning Tree's Internet Web site,
www.learningtree.com, features course
descriptions and schedules. Information
contained in the company's Web site shall not be deemed to be part of this prospectus.


CUSTOMERS

The following organizations have each purchased $100,000 to $1,800,000 of Learning Tree training in 1995, ranging from less than 1% to a high of 2.3% of the Company's revenues. Generally each customer purchased this training throughout the year in individual purchase decisions ranging from $2,000 to $20,000 rather than through a single contract.

 . Alcatel . Amadeus . Andersen Consulting . Asea Brown Bovari . AT&T . Automobiles Peugeot . Barclays Bank . Bell Atlantic . Boeing . British Gas . British Telecom . Bull . Control Data . Credit Lyonnais . CSC . Dassault . Digital . EDS . E.I. DuPont . Electricite de France . Ericsson . Federal Aviation Administration . Federal Reserve System . Ford Motor Company . France Telecom . GEC . General Electric . Hewlett-Packard . Hitachi . Hughes . IBM . Intel . Internal Revenue Service . JP Morgan . Kodak . Lockheed Martin . Matra Communications . Ministry of Defence (UK) . Mobil . Motorola . NASA . National Institutes of Health . National Westminster Bank . Network Systems Corp. . Nixdorf Computer . Nortel . NYNEX . Ontario Hydro . Pacific Telecom . Perot Systems . Prudential . Reuters . Revenue Canada . Royal Bank of Scotland . Royal Canadian Mounted Police . Shell Oil . Siemens . Sprint . Sybase . Thomson-CSF . Transport Canada . UNISYS . US Air Force . US Army . US Navy . US WEST . VISA International . The World Bank . Xerox

[LOGO OF LEARNING TREE INTERNATIONAL]

  NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------
                               TABLE OF CONTENTS

                               ----------------

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   7
Use of Proceeds..........................................................  12
Dividend Policy..........................................................  12
Price Range of Common Stock..............................................  12
Capitalization...........................................................  13
Selected Consolidated Financial Data.....................................  14
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  15
Business.................................................................  24
Management...............................................................  37
Certain Transactions.....................................................  43
Principal and Selling Stockholders.......................................  45
Description of Capital Stock.............................................  46
Shares Eligible for Future Sale..........................................  49
Underwriting.............................................................  51
Legal Matters............................................................  53
Experts..................................................................  53
Additional Information...................................................  53
Index to Consolidated Financial Statements............................... F-1

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The SEC's Internet address is http://www.sec.gov. The SEC Web site also contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

  Learning Tree(R), the Learning Tree and Professional Certification logos, EDUCATION IS OUR BUSINESS(R), EDUCATION YOU CAN TRUST(R), WE BRING EDUCATION TO LIFE(R), PRODUCTIVITY THROUGH EDUCATION(R), LearnTrack(TM), Training Passport(R), Training Advantage(R), Alumni Gold(TM), 800-THE-TREE(R) and 800-LRN-TREE(R) are trademarks and service marks of the Company. This Prospectus also contains trademarks and tradenames of other companies.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and Consolidated Financial Statements and notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                  THE COMPANY

  Learning Tree International, Inc. ("Learning Tree" or the "Company"), is a leading worldwide provider of education and training to professionals responsible for programming, updating and maintaining the technology used to structure, process and communicate information ("information technology" or "IT") in business and government organizations. The Company develops, markets and delivers a broad, proprietary library of instructor-led course titles focused on client/server systems, Internet/intranet technologies, computer networks, operating systems, databases, programming languages, graphical user interfaces, object-oriented technology and IT management. The Company also tests and certifies IT professionals in 18 IT job functions, and its courses are recommended for college credit by the American Council on Education. In addition to its instructor-led courses, the Company has recently developed and is expanding a line of interactive computer-based training courses incorporating audio and graphical elements ("multimedia CBT") that are designed for both stand-alone CD-ROM and network-based delivery. The Company is paid directly by the employers of its course participants and does not receive funding from any government aid or loan programs. As a result, the Company does not depend on government appropriations for those programs and is not subject to certain governmental regulations.

  The market for IT training is driven by technological change. As the rate of this change accelerates, organizations find themselves increasingly hampered in their ability to exploit the latest information technologies because their IT professionals lack up-to-date knowledge and skills. According to International Data Corporation ("IDC"), the worldwide market for the training of IT professionals was approximately $10 billion in 1995. While much of the training for IT professionals continues to be provided by internal training departments, many organizations are expanding their use of external training providers due to corporate downsizing and the lack of internal trainers experienced in the latest technologies. The choice of training delivery formats and providers generally is made by individual IT professionals or their managers. When choosing an IT training provider, IT professionals and their managers seek a provider who can provide a broad spectrum of course titles and multiple delivery formats which result in efficient high quality education.

  The Company believes that its approach to IT education and training offers many advantages over other training providers due to the breadth and depth of its course library, the quality and size of its instructor force, its vendor independence and its ability to respond rapidly to customer demands for custom training solutions and timely course delivery. The Company believes its courses provide participants with skills and knowledge that they can immediately apply in their jobs. Its instructor-led courses include extensive hands-on, interactive exercises using networked classroom computers and its multimedia CBT courses provide similarly high levels of interactivity. Learning Tree's instructor-led course events typically deliver the equivalent of two semester hours of college credit in an intensive four-day format, thus minimizing the participants' time away from their jobs.

  The Company devotes significant resources to expanding and updating its instructor-led course library, which grew from 56 titles in fiscal 1993 to 98 titles as of June 30, 1996. The Company conducts its courses at its eight Education Centers, in hotel and conference facilities, and at customer sites in the United States, United Kingdom, France, Canada, Sweden, Japan and other countries worldwide. The Company's international operations contributed approximately 55% of its revenues in fiscal 1995. The Company's integrated marketing program targets individuals through direct mail marketing to its proprietary mail list of over 1,000,000 IT professionals and managers, and their employers through its direct sales force. In addition, the Company's telemarketing sales force responds to phone, e-mail, Web site and facsimile orders and inquiries. At June 30, 1996, the Company had 494 course instructors, all of whom are technical professionals with an average of 20 years of IT industry experience and possess skills and knowledge that are relevant to the subjects of the courses they teach.

  The Company's strategy is to strengthen its position as a leading provider of IT training worldwide by continuing to expand its library of proprietary, instructor-led course titles; providing flexible training solutions; expanding its line of proprietary multimedia CBT course titles; leveraging its integrated marketing and sales program; building continuing relationships with its individual course participants and its corporate customers; and leveraging its international operations.

  Learning Tree has developed a broad customer base focusing on Fortune 1000-level companies, their international equivalents and government organizations worldwide. Since inception, the Company has trained more than half a million participants, and in fiscal 1995, its 60,000 course participants were employed by more than 5,800 organizations around the world, such as AT&T, British Telecom, Ford Motor Company, General Electric, Hewlett-Packard, Intel, JP Morgan, Shell Oil and Xerox. Generally, each of the foregoing organizations purchased training from the Company throughout fiscal 1995 in individual purchase decisions ranging from $2,000 to $20,000 rather than through a single contract, and no organization accounted for more than 2.3% of the Company's revenues in fiscal 1995.

  The Company began its business in 1974, incorporated in California in 1976 and reincorporated in Delaware in 1995. The Company's principal executive offices are located at 6053 West Century Boulevard, Los Angeles, California 90045-0028, its telephone number is (310) 417-9700 and its address on the World Wide Web is http://www.learningtree.com. Information contained in the Company's Web site shall not be deemed to be part of this Prospectus. The Company is involved in only one business segment. See Note 8 of Notes to Consolidated Financial Statements.

                                  THE OFFERING

Common Stock Offered by the Company......    400,000 shares
Common Stock Offered by the Selling
 Stockholders............................  1,600,000 shares(1)
Common Stock Outstanding after the
 Offering................................ 14,663,012 shares(2)
Use of Proceeds.......................... For working capital, other general corporate purposes and possible
                                          acquisitions. See "Use of Proceeds."
Nasdaq National Market symbol............ LTRE

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

                                                                 NINE MONTHS
                                  YEAR ENDED SEPTEMBER 30,     ENDED JUNE 30,
                                 ---------------------------- -----------------
                                   1993      1994      1995     1995     1996
                                 --------  --------  -------- -------- --------
STATEMENT OF OPERATIONS DATA:
Revenues.......................  $ 49,329  $ 58,466  $ 78,818 $ 58,091 $ 73,604
Gross profit...................    29,575    34,801    48,087   35,732   45,106
Income (loss) from operations..    (1,360)     (365)    8,074    6,329    9,424
Net income (loss)..............      (887)     (443)    6,480    5,451    7,468
Net income (loss) per common
 share and common equivalent
 share.........................     (0.08)    (0.04)     0.57     0.48     0.55
Weighted average number of
 common and common equivalent
 shares outstanding............    11,478    11,512    11,364   11,363   13,551

                                                            JUNE 30, 1996
                                                       -----------------------
                                                       ACTUAL  AS ADJUSTED (3)
                                                       ------- ---------------
BALANCE SHEET DATA:
Cash and cash equivalents............................. $46,628     $56,892
Total current assets..................................  61,802      72,066
Total assets..........................................  72,170      82,434
Total current liabilities.............................  28,394      28,394
Long-term debt and capital leases, net of current
 portion .............................................     164         164
Total stockholders' equity............................  41,874      52,138

- --------
(1) The Company will not receive any proceeds from the sale of Common Stock offered by the Selling Stockholders.
(2) Excludes an aggregate of 1,500,000 shares of Common Stock reserved for issuance pursuant to the Company's 1995 Stock Option Plan. As of the date of this Prospectus, no options have been granted pursuant to that Plan. See "Management--Stock Option Plan."
(3) Adjusted to give effect to the sale of 400,000 shares of Common Stock offered by the Company hereby, at an assumed public offering price of $28.25, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, and the application of the net proceeds therefrom. See "Use of Proceeds."

  Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. All share and per share data have been adjusted to reflect a 3.66 to 1 split of the Common Stock effected on October 6, 1995, and the conversion of the two classes of the Company's common stock into a single class on December 6, 1995. See "Description of Capital Stock--Common Stock" and "Underwriting."

                                 RISK FACTORS

  In addition to other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below.

FLUCTUATIONS IN OPERATING RESULTS

  The Company has in the past experienced fluctuations in its quarterly operating results and expects such fluctuations to continue in the future. The Company's course development and sales and marketing expenses are incurred based on its expectations regarding future market conditions and there can be no assurance that the attendant revenues will occur. Specifically, the Company intends to increase the amount of its expenditures for course development and sales and marketing in the future. The Company may be unable to adjust its expenditures in a timely manner to compensate for any unexpected revenue shortfall. Any significant revenue shortfall would therefore have a material adverse effect on the Company's results of operations. In addition, the Company's operating results may fluctuate based on other factors, including the frequency and availability of course events, the frequency and size of and response to, the Company's direct mail marketing campaigns, the timing of the introduction of new course titles and alternate delivery methods, the mix between customer-site course events and Learning Tree-site course events, competitive forces within the current and anticipated future markets served by the Company, the spending patterns of its customers, currency fluctuations, inclement weather and general economic conditions. Fluctuations in quarter-to-quarter results may also occur depending on differences in the timing of, and the time period between, the Company's expenditures on the development and marketing of its courses and the receipt of revenues. The Company's revenues and income have also varied significantly from quarter to quarter due to seasonal factors. The Company generally has greater revenue and operating income in the second half of its fiscal year (April through September). This seasonality is due in part to seasonal spending patterns of the Company's customers, and in part to quarterly differences in the frequency and size of the Company's direct mail marketing campaigns, as well as weather, holiday and vacation patterns. Fluctuations in operating results could result in volatility in the price of the Common Stock. Furthermore, under the Company's sales discount program known as the Passport Program, the Company recognizes revenue for the attendance of a Passport holder at one of its courses based upon the selling price of the Passport and the estimated average number of courses Passport holders will actually attend. Upon the expiration of a Passport, the Company records the differences, if any, between the revenues previously recognized and the Passport's selling price. Since determining the estimated average number of course events that will be attended by a Passport holder is based on historical trends that may not continue in the future, an increase in such average could result in potentially significant negative adjustments to revenue as the increase in the rate becomes known. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock may be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations" and Note 1 of Notes to Consolidated Financial Statements.

RISKS ASSOCIATED WITH CHANGING ECONOMIC CONDITIONS

  The Company's revenues and profitability are subject to general economic conditions. A significant portion of the Company's revenues are derived from Fortune 1000-level companies and their international equivalents, which historically have adjusted their expenditures for external IT training during economic downturns. Should the economy weaken in any future period, these companies may not increase or may reduce their expenditures on external IT training, which would have an adverse impact on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH CHANGES IN TECHNOLOGY

  The Company's development of new course titles, or enhancements to existing course titles must anticipate and keep pace with the introduction in the marketplace of new hardware, software and networking technology. The need to respond to technological changes may require the Company to make substantial, unanticipated expenditures in order to develop new course titles and acquire additional equipment in order to deliver such new course titles. There can be no assurance that the Company will be able to respond successfully to technological change. If, because of financial, technological or other constraints, the Company could not adequately anticipate or respond to changes in computer platforms, customer preferences and/or software technology, the Company's business and results of operations would be materially adversely affected. See "Business--Development of Instructor-led, Classroom Courses."

RISKS ASSOCIATED WITH GROWTH OF CBT COURSES

  The market for IT education and training historically has consisted primarily of instructor-led training. Multimedia and computer-based IT training currently account for a small portion of the overall IT training market, but according to IDC, CBT is growing at a faster rate than instructor-led training. Although the Company has introduced a line of multimedia CBT products, substantially all of the Company's revenues in fiscal 1996 are expected to be derived from instructor-led training course events. Accordingly, the Company's future success will depend upon, among other factors, the extent to which the market continues to accept instructor-led training as a method of delivery for IT training, the Company's ability to develop and market instructor-led courses that compete effectively against CBT courses offered by others, and the Company's ability to develop its own curriculum of competitive multimedia CBT course titles. See "Business-- Competition."

COMPETITION

  The IT education and training market is highly fragmented, with low barriers to entry and no single competitor accounting for a dominant market share. The Company's competitors include computer systems vendors, other independent education and training companies, systems integrators and software vendors, as well as many of the Company's own customers that maintain internal training departments. Some of these competitors offer course titles and programs similar to those of the Company at lower prices. In addition, some competitors have greater financial and other resources than the Company. There can be no assurance that the Company will be successful against such competition. See "Business--Competition."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  The Company maintains offices and education centers in five countries outside the United States and in fiscal 1995 presented course events at its education centers and third-party and customer sites in a total of 28 countries. In fiscal 1995, international revenues represented approximately 55% of the Company's revenues. Learning Tree intends, on an ongoing basis, to seek ways to expand its international operations and expects that revenues derived from international sources will continue to account for a significant portion of its revenues. Inherent risks represented by the Company's international operations include currency fluctuations, potential difficulties in translating course subject matter into foreign languages, varying political and economic conditions, unanticipated changes in regulation, trade barriers, staffing problems and adverse tax consequences. There can be no assurance that such factors will not have a material adverse effect on the Company in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL

  The Company's continuing and future success depends in large part on the continued services of Dr. Collins, its Chief Executive Officer, and Mr. Garen, its President, as well as certain of its other senior managers and other key personnel. The loss of the services of certain of the Company's senior managers or other key personnel could have a material adverse effect on the Company. The Company's continuing and future success will also depend on its ability to attract and retain highly-skilled personnel, including its instructors. There can be no assurance that the Company will be successful in these recruitment and training efforts, and the failure to hire and train the intended complement of instructors may have a material adverse effect on the Company's operations. See "Management."

RISKS ASSOCIATED WITH CURRENCY FLUCTUATIONS

  The Company's consolidated financial statements are prepared in U.S. dollars while the operations of its foreign subsidiaries are conducted in their respective local currencies. Consequently, fluctuations in exchange rates may have an adverse effect on the Company's consolidated operating results and could result in exchange losses. In fiscal 1995, the Company realized $30,000 in exchange gains as a result of currency fluctuations. During the nine months ended June 30, 1996, the Company reported $176,000 in exchange losses compared to $239,000 in exchange gains for the same period in fiscal 1995. The impact of future fluctuations in exchange rates cannot be predicted with any measure of accuracy. No assurance can be given that any future exchange rate fluctuations will not have a material adverse effect on the Company's operations. To date, the Company has not sought to hedge the risks associated with fluctuations in exchange rates and therefore continues to be subject to such risks. In the future, the Company may undertake such transactions. If any hedging techniques are implemented by the Company, there can be no assurance that such techniques would be successful in eliminating or reducing the effects of currency fluctuations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HISTORY OF LOSSES; WORKING CAPITAL DEFICIENCY

  The Company has incurred losses during its history, and most recently the Company incurred operating losses in fiscal years 1993 and 1994 of $1,360,000 and $365,000, respectively, and net losses of $877,000 and $443,000, respectively, in those years. There can be no assurance that the Company will maintain its profitability in the future or that losses may not recur for any reason, including the reasons attributed to prior losses. The Company has, prior to its initial public offering in December 1995 (the "IPO"), generally operated with a working capital deficiency. However, it has maintained a positive working capital position since that time. As of June 30, 1996, the Company had a positive working capital balance of $33.4 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH INTELLECTUAL PROPERTY

  The Company regards its course development process and its courses as proprietary and relies primarily on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect its proprietary rights. Notwithstanding the foregoing, a third party or parties could copy or otherwise obtain and use the Company's course materials in an unauthorized manner or use these materials to develop course titles which are substantially similar to those of the Company. In addition, the Company operates in countries that do not provide protection of proprietary rights to the same extent as the United States. The Company's course materials generally do not include any mechanisms to prohibit or prevent unauthorized use. If substantial unauthorized use of the Company's products were to occur, the Company's business and results of operations could be materially adversely affected. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar courses and delivery methods. Additionally, there can be no assurance that third parties will not claim that the Company's current or future course development outputs infringe on the proprietary rights of others. The Company expects that it will be increasingly subject to such claims as the number of products and competitors increases in the future. Any such claim could result in a material adverse effect on the Company's business. See "Business--Intellectual Property and Licenses."

RISKS ASSOCIATED WITH STATE AUTHORIZATION AND ACCREDITATION

  Certain states assert authority to regulate non-degree granting education providers if their educational programs are available to their residents. Generally, the Company is exempt from such regulation because the

Company contracts with the employer of the course participants and does not participate in any federal or state student aid/loan programs. However, state laws and regulations affect the Company's operations and may limit the ability of the Company to obtain authorization to operate in certain states. If, in the future, the Company were required to comply with, or found to be in violation of, a state's current or future licensing or regulatory requirements, it could be subject to civil or criminal sanctions, including monetary penalties, and could be barred from providing educational services in that state. See "Business--Regulatory Environment."

CONTROL BY MANAGEMENT

  After completion of this Offering, senior management of the Company collectively will own approximately 59.3% of the outstanding shares of Common Stock (approximately 57.3% if the Underwriters' over-allotment option is exercised in full). After completion of this Offering, Dr. Collins and Mr. Garen will own approximately 27.4% and 26.2%, respectively, of the outstanding shares of Common Stock (approximately 26.3% and 25.2%, respectively, if the Underwriters' over-allotment option is exercised in full). Consequently, senior management, and Dr. Collins and Mr. Garen in particular, will continue to have a significant influence over the policies and affairs of the Company and will be in a position to determine the outcome of corporate actions requiring stockholder approval, including the election of directors, the adoption of amendments to the Company's corporate documents and the approval of mergers and sales of the Company's assets. See "Principal and Selling Stockholders."

RISKS ASSOCIATED WITH POSSIBLE ACQUISITIONS

  It is contemplated that part of the proceeds of this Offering may be used for acquisitions. While the Company has no current agreements in place or negotiations underway with respect to any acquisition, the Company plans regularly to evaluate acquisition opportunities that fit within its business plan. Acquisitions involve numerous risks, including potential difficulties in the assimilation of acquired operations, diversion of management's attention away from normal operating activities, negative financial impacts based on the amortization of acquired intangible assets, the dilutive effects of the issuance of Common Stock in connection with an acquisition, and potential loss of key employees of the acquired operation. The Company has had no experience in executing and implementing acquisitions and no assurance can be given as to the success of the Company in executing and implementing acquisitions in the future. See "Use of Proceeds."

ANTI-TAKEOVER PROVISIONS

  The Company's Restated Certificate of Incorporation and Bylaws include provisions, including provisions for the issuance of preferred stock by the Company's Board of Directors without stockholder action and the division of the Company's Board of Directors into three classes, that may have the effect of discouraging persons from pursuing a non-negotiated takeover of the Company and preventing certain changes of control. Certain of these provisions may also discourage a future acquisition of the Company not approved by the Company's Board of Directors in which stockholders might receive maximum value for their shares or which a substantial number and perhaps even a majority of the Company's non-management stockholders believe to be in the best interest of all stockholders. See "Description of Capital Stock--Preferred Stock," "-- Certain Effects of Authorized but Unissued Stock" and "--Provisions of Certificate of Incorporation and Bylaws Affecting Change in Control."

VOLATILITY OF STOCK PRICE

  The Company's IPO was completed in December 1995, and there can be no assurance that a viable public market for the Common Stock will be sustained. The market price of the Common Stock has fluctuated significantly since the IPO. The Company believes that factors such as announcements of developments related to the Company's business, announcements of new products or enhancements by the Company or its competitors, sales of the Common Stock into the public market, developments in the Company's relationships with its customers, shortfalls or changes in revenues, gross margins, earnings or losses or other financial results from public market analysts' expectations, fluctuations in results of operations and general conditions in the Company's market or the markets served by the Company's customers or the economy could cause the price of the Common Stock to fluctuate, perhaps substantially. In addition, in recent years the stock market in general, and the market for shares of technology-related stocks in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. There can be no assurance that the market price of the Common Stock will not continue to experience significant fluctuations in the future, including fluctuations that are unrelated to the Company's performance.

ABSENCE OF DIVIDENDS

  The Company has not paid any cash dividends since its inception and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE

  No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares of Common Stock for future sale, will have on the market price for the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for shares of the Common Stock. Upon completion of the Offering, 14,663,012 shares of Common Stock will be outstanding. Approximately
5,450,000 shares will be freely tradeable without restriction or further registration under the Securities Act of 1933 (the "Securities Act") by persons other than "affiliates" of the Company. In addition, approximately 118,000 shares will be eligible for immediate sale in the public market without restriction pursuant to Rule 144(k) under the Securities Act. As of the closing of this Offering, approximately 9,095,000 shares of Common Stock will be "restricted securities" (as defined in Rule 144 under the Securities
Act). Approximately 8,697,000 shares of Common Stock are subject to lock-up agreements under which the holders of such shares have agreed with the representatives of the Underwriters not to sell or otherwise dispose of any of such shares for a period of 90 days following the date of this Prospectus. Following the expiration of such lock-up agreements, approximately 8,078,000 shares will become available for immediate resale in the public market, all of which are subject to the volume and other restrictions of Rule 144 under the Securities Act. In addition, the Company intends to register 1,500,000 shares for issuance under its 1995 Stock Option Plan. See "Management--Stock Option Plan," "Shares Eligible for Future Sale" and "Underwriting."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of shares of Common Stock offered by it in the Offering are estimated to be approximately $10,264,000, assuming a public offering price of $28.25, after deducting the underwriting discounts and commissions and estimated offering expenses. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. The Company intends to use the net proceeds from the Offering to increase working capital and for other general corporate purposes. The Company also may use a portion of the net proceeds to acquire technologies and related assets or businesses complementary to the Company's operations, although the Company has no agreements currently in place or negotiations underway with respect to any acquisition.

  Pending such uses, the net proceeds will be invested in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

  To date, the Company has not paid any cash dividends on its Common Stock. Following the Offering, the Company anticipates that it will not pay dividends on the Common Stock for the foreseeable future and that it will retain any earnings for use in the operation of its business. The declaration and payment of dividends by the Company are subject to the discretion of its Board of Directors and to compliance with applicable law. Any determination as to the payment of dividends in the future will depend upon, among other things, general business conditions, the effect of such payment on the Company's financial condition and other factors the Company's Board of Directors may in the future consider to be relevant.

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock began trading publicly on the Nasdaq National Market under the symbol LTRE effective December 6, 1995. The following table sets forth, for the periods indicated, the range of high and low sales prices for the Common Stock on the Nasdaq National Market since December 6, 1995:

                                                                HIGH    LOW
                                                                ----    ----
   Fiscal 1996
     First Quarter (from December 6, 1995)..................... $17 1/4 $13 3/4
     Second Quarter............................................  20 1/4  13 1/4
     Third Quarter.............................................  31 5/8  20
     Fourth Quarter (through August 23, 1996)..................  30      20

  As of June 30, 1996 there were approximately 300 holders of record of the Common Stock. On August 23, 1996, the last sale price reported on the Nasdaq National Market for the Company's Common Stock was $28.25 per share.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of June 30, 1996 (i) on an actual basis and (ii) as adjusted to give effect to the sale by the Company of 400,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $28.25 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                           JUNE 30, 1996
                                                      ------------------------
                                                        ACTUAL     AS ADJUSTED
                                                      -----------  -----------
Current portion of debt and capital leases........... $   132,000  $   132,000
                                                      -----------  -----------
Long-term debt and capital leases, net of current
 portion.............................................     164,000      164,000
                                                      -----------  -----------
Stockholders' equity:
  Common Stock, $.0001 par value, 25,000,000 shares
   authorized, 14,263,012 shares issued and
   outstanding, 14,663,012 shares, as adjusted.......       1,000        1,000
  Additional paid-in capital, and as adjusted........  32,023,000   42,287,000
  Notes receivable from stockholders.................    (156,000)    (156,000)
  Deferred compensation--stockholders................    (227,000)    (227,000)
  Cumulative foreign currency translation............    (734,000)    (734,000)
  Retained earnings..................................  10,967,000   10,967,000
                                                      -----------  -----------
    Total stockholders' equity.......................  41,874,000   52,138,000
                                                      -----------  -----------
      Total capitalization........................... $42,170,000  $52,434,000
                                                      ===========  ===========

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data of the Company are qualified by reference to and should be read in conjunction with the consolidated financial statements and notes thereto and other financial data included elsewhere in this Prospectus. The statement of operations data set forth below for each of the three years in the period ended September 30, 1995 and the balance sheet data as of September 30, 1994 and 1995, are derived from the Company's consolidated financial statements for those years which have been audited by Arthur Andersen LLP, independent accountants, whose report thereon is included elsewhere in this Prospectus. The statement of operations data for each of the two years in the period ended September 30, 1992 and the balance sheet data at September 30, 1991, 1992 and 1993 are derived from audited financial statements of the Company not included in this Prospectus. The statement of operations data for the nine months ended June 30, 1995 and 1996 and the balance sheet data at June 30, 1996 have been prepared on a basis consistent with the audited consolidated financial statements and derived from the unaudited consolidated financial statements included elsewhere in this Prospectus. These historical results are not necessarily indicative of the results to be expected in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                        NINE MONTHS
                                 YEAR ENDED SEPTEMBER 30,             ENDED JUNE 30,
                          ------------------------------------------- ---------------
                           1991     1992     1993     1994     1995    1995    1996
                          -------  -------  -------  -------  ------- ------- -------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $53,020  $53,366  $49,329  $58,466  $78,818 $58,091 $73,604
Cost of revenues........   18,908   19,604   19,754   23,665   30,731  22,359  28,498
                          -------  -------  -------  -------  ------- ------- -------
 Gross profit...........   34,112   33,762   29,575   34,801   48,087  35,732  45,106
                          -------  -------  -------  -------  ------- ------- -------
Operating expenses:
 Course development.....    2,759    3,098    3,387    3,978    4,954   3,579   4,420
 Sales and marketing....   18,786   17,674   17,923   21,243   22,883  16,829  21,803
 General and
  administrative........   10,755   10,487    9,625    9,945   12,176   8,995   9,459
                          -------  -------  -------  -------  ------- ------- -------
  Total operating
   expenses.............   32,300   31,259   30,935   35,166   40,013  29,403  35,682
                          -------  -------  -------  -------  ------- ------- -------
Income (loss) from
 operations.............    1,812    2,503   (1,360)    (365)   8,074   6,329   9,424
Other income (expense),
 net....................     (175)     (83)     406       12      272     390   1,168
                          -------  -------  -------  -------  ------- ------- -------
Income (loss) before
 provision (credit) for
 income taxes...........    1,637    2,420     (954)    (353)   8,346   6,719  10,592
Provision (credit) for
 income taxes...........      318      446      (77)      90    1,866   1,268   3,124
                          -------  -------  -------  -------  ------- ------- -------
Net income (loss).......  $ 1,319  $ 1,974  $  (877) $  (443) $ 6,480 $ 5,451 $ 7,468
                          =======  =======  =======  =======  ======= ======= =======
Net income (loss) per
 common share and common
 equivalent share.......  $  0.11  $  0.17  $ (0.08) $ (0.04) $  0.57 $  0.48 $  0.55
                          =======  =======  =======  =======  ======= ======= =======
Weighted average number
 of common and common
 equivalent shares
 outstanding............   11,515   11,520   11,478   11,512   11,364  11,363  13,551
                          =======  =======  =======  =======  ======= ======= =======

                                    AT SEPTEMBER 30,
                         ------------------------------------------- AT JUNE 30,
                          1991     1992     1993     1994     1995      1996
                         -------  -------  -------  -------  ------- -----------
                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $ 2,436  $ 2,571  $ 1,770  $ 2,774  $10,029   $46,628
Total current assets....   8,413    9,509    9,210   10,772   21,336    61,802
Total assets............  12,784   13,802   14,135   16,306   28,427    72,170
Total current
 liabilities............  11,185   11,067   12,871   16,425   22,843    28,394
Long-term debt and
 capital leases, net of
 current portion........     291      213      714      446      272       164
Total stockholders'
 equity (deficit).......  (2,164)    (415)  (2,171)  (3,054)   3,305    41,874

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

  Learning Tree International, Inc. (the "Company"), is a leading worldwide provider of education and training for information technology ("IT") professionals in business and government organizations. The Company's customers are the companies and government agencies which pay for their employees to attend the Company's course events. In fiscal 1995, the Company had 101 customers that purchased more than $100,000 of training from Learning Tree. In fiscal 1995, none of the Company's customers accounted for more than 2.3% of its revenues. The Company develops, markets and delivers a broad, proprietary library of instructor-led course titles which are focused on client/server systems, Internet/intranet technologies, computer networks, operating systems, databases, programming languages, graphical user interfaces, object-oriented technology and IT management. The Company tests and certifies IT professionals in 18 IT job functions. The Company's courses are recommended for college credit by the American Council on Education.

  In addition to its instructor-led courses, the Company has recently developed and is expanding a line of interactive computer-based training courses incorporating audio and graphical elements ("multimedia CBT") that are designed for both stand-alone CD-ROM and network-based delivery.

  The Company has historically focused on instructor-led IT training in multi-vendor, multi-platform computer systems ("open systems") emphasizing computer technologies such as internetworking, operating systems and advanced programming languages. Until the early 1990's, these technologies were used almost exclusively by IT professionals involved in research, development and engineering. Beginning in the early 1990's and accelerating through the present, management information systems ("MIS") departments began shifting from legacy mainframe systems to new client/server technologies, thus expanding the market for training of MIS personnel in areas covered by the Company's courses. These technologies have contributed significantly to the increased use of computer systems by businesses and government organizations.

  Beginning in fiscal 1993, in order to increase its market share, the Company introduced a new marketing initiative by creating multiple enrollment programs, such as its Training Passport, College Credit and Professional Certification Programs, which give participants an incentive to enroll in a series of Learning Tree course events. See "Business--Marketing and Sales." Additionally, in 1993, the Company noted an increase in the response rate from its direct mail marketing. Accordingly, the Company increased both its sales and marketing expenditures and its course development expenditures. Through its increased investment in course development, the Company expanded its curriculum of course titles in client/server technology, networks and databases covering additional topics relevant to the emerging training market for MIS professionals. In management's view, these new course titles provided an expanded role for the Company in the MIS training market by attracting MIS participants both to its new and existing course titles. As an initial result of these expenditures, the Company incurred operating and net losses in fiscal 1993 and the first two quarters of fiscal 1994. The Company returned to profitability in the third quarter of fiscal 1994 and has remained profitable in each succeeding quarter. In addition, the Company increased its revenues from $49.3 million in fiscal 1993 to $58.5 million in fiscal 1994 and $78.8 million in fiscal 1995.

  The Company's revenues have grown to record levels in the nine month period ended June 30, 1996, increasing by 27% over the same period in fiscal 1995. Further, the Company's backlog as of June 30, 1996 has grown by 30% when compared to the backlog as of June 30, 1995. In response to the continued strength in enrollments, the Company has further accelerated its development of new course titles, expanded its future direct mailing plans to capture additional market share and has taken steps to expand the number of classrooms in its education centers. However, there can be no assurance that the Company will be able to achieve an increase in market share after making such expenditures or will maintain its growth in revenues, profitability or market share in the future. See "Risk Factors--History of Losses."

  The Company's instructor-led course events are taught in classrooms and include extensive, hands-on exercises under the guidance of expert instructors. The Company has structured its business so that the majority of its instructor-led course costs depend upon the number of course events it conducts. The Company schedules its four-day course events throughout the year as appropriate to meet demand. Since the Company's instructors typically work full-time in the IT industry and teach an average of eight to nine Learning Tree course events each year as needed, the Company's instructor-related costs are largely variable. In addition, although the expenses associated with its own Education Centers are fixed, the Company can impact its overall facility expenses by varying its use of rented hotel and conference facilities. Because the cost for each course event does not increase significantly as additional participants are included, the Company utilizes a variety of techniques to achieve a high average number of participants per course event up to limits designed to preserve the quality of each course event. These techniques include adding additional events for a popular course title, combining two or more undersubscribed events into one course event and adding an assistant instructor to increase the maximum number of students in a course event.

  One of the Company's multiple enrollment programs is the Training Passport program. Purchasers of Passports pay a set price for the right to attend up to eight courses (ten in the United Kingdom and France) within a twelve month period. The amount of revenue recognized for each attendance in the Company's courses by Passport holders is based upon the selling price of the Passport and the estimated average number of courses Passport holders will actually attend. Upon expiration of a Passport, the Company records the differences, if any, between the revenues previously recognized and the Passport selling price. The Company reviews the estimated average number of course events Passport holders will attend on a monthly basis. The estimated attendance rate is based upon the historical experience of the average actual number of course events Passport holders have been attending. If the Passport attendance rate changes, based upon this historical data, the Company adjusts the revenue recognition rate for all active Passports and for all Passports sold thereafter. Although the Company has seen no material changes in the historical attendance rates as the number of course titles has increased from fiscal 1993 to present, it monitors such potential effects. In general, determining the estimated average number of course events that will be attended by a Passport holder is based on historical trends that may not continue in the future. These estimates could differ in the near term from amounts used in arriving at the reported revenue. See "Risk Factors--Fluctuations in Operating Results" and Note 1 of Notes to Consolidated Financial Statements.

BACKLOG

  At June 30, 1996, the Company had a backlog of orders for courses in the amount of $20.6 million, which represented a 30% increase over the backlog of $15.8 million at June 30, 1995. Only a portion of the Company's backlog is funded. There can be no assurance that the growth in the backlog experienced in fiscal 1996 over fiscal 1995 will continue or that orders comprising the backlog will be realized as revenue.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, certain items from the Company's consolidated statements of operations as a percentage of revenues:

                                         YEAR ENDED        NINE MONTHS ENDED
                                       SEPTEMBER 30,           JUNE 30,
                                       ------------------  -------------------
                                       1993   1994   1995    1995       1996
                                       ----   ----   ----  --------   --------
Revenues.............................  100%   100%   100%       100%       100%
Cost of revenues.....................   40     41     39         39         39
                                       ---    ---    ---   --------   --------
  Gross profit.......................   60     59     61         61         61
Operating expenses:
  Course development.................    7      7      6          6          6
  Sales and marketing................   36     36     29         29         29
  General and administrative.........   20     17     16         15         13
                                       ---    ---    ---   --------   --------
    Total operating expenses.........   63     60     51         50         48
                                       ---    ---    ---   --------   --------
Income (loss) from operations........   (3)    (1)    10         11         13
Other income (expense), net..........    1      0      0          0          1
                                       ---    ---    ---   --------   --------
Income (loss) before provision
 (credit) for income taxes...........   (2)    (1)    10         11         14
Provision (credit) for income taxes..    0      0      2          2          4
                                       ---    ---    ---   --------   --------
Net income (loss)....................   (2)%   (1)%    8%         9%        10%
                                       ===    ===    ===   ========   ========

NINE MONTHS ENDED JUNE 30, 1996 COMPARED WITH NINE MONTHS ENDED JUNE 30, 1995

  For the nine months ended June 30, 1996, revenues increased by $15.5 million or 27% to $73.6 million from $58.1 million for the nine months ended June 30, 1995. The growth of revenues is due, in part, to an increase in the number of course participants to 51,272 compared to 44,934 in the corresponding nine month period of the prior year. The additional course participants are primarily attributable to increased direct mail marketing and an increase in the number of course titles to 98 in the third quarter of fiscal 1996, compared to 82 in the same period a year earlier. In addition, the growth in course participants is attributable to the expansion of the number of Learning Tree-site course events which the Company held at sites other than its education centers in order to broaden its customer base. Revenues for the nine month period ended June 30, 1996, also reflect higher average revenues per course participant. The increase in the average revenues per course participant is attributable to the increase in the proportion of higher-paying single course event participants over those attending under the discounted Passport Program as well as increased prices for customer-site course events.

  The Company's cost of revenues primarily includes the costs associated with the course instructor, course materials and equipment, freight, classroom facilities and refreshments. For the nine months ended June 30, 1996, the cost of revenues increased $6.1 million or 27% to $28.5 million from $22.4 million for the corresponding period in the prior year. The increase in the cost of revenues for the nine month period ended June 30, 1996 as compared to the same period in the prior year, is primarily the result of an increased number of course events. The number of course events increased 19% in the nine month period ended June 30, 1996 to 3,279 from 2,745 course events in the nine month period ended June 30, 1995. Costs per course event increased approximately 6%, compared to the corresponding period in the prior year. The change in the average cost per course event primarily reflects the higher costs of conducting more course events at sites other than education centers due to education center capacity constraints, an increase in the number of courses held in cities where the Company has not established an education center and an increase in the number of Learning Tree-site courses compared to those held at customer sites. To accommodate the growth in course enrollments, the Company is seeking additional education center facilities in certain locations. In

July 1996, the Company acquired new facilities in Reston, Virginia for the sales, operations and administrative staff of its United States subsidiary. The Company intends to convert the space presently occupied by these employees in its education center in Reston, Virginia, to classroom facilities and thereby increase the number of its classrooms from 13 to approximately 19.

  Course development expense includes the costs of developing new course titles and updating the Company's existing course library. The principal costs are for internal product development staff and independent consultants who serve as subject matter experts. For the nine months ended June 30, 1996, course development expenses increased $841,000 or 24% to $4.4 million from $3.6 million for the corresponding period in the prior year. This increase reflects the costs associated with the Company's strategy of expanding its course library to meet its customers' growing technology training needs, updating and maintaining a growing course title library and developing a multimedia CBT product line. In light of the strength in course enrollments, the Company plans to capitalize on the opportunity to grow market share by accelerating the growth of its course library, including additional titles in the areas of the Internet, intranets, Java, Windows NT, programming languages and databases. As a result, the amount of course development expenses are expected to continue to increase through the remainder of fiscal 1996. Based upon the number of course titles presently available and those nearing completion of the development process, approximately 110 course titles are expected to be offered during the fourth quarter of fiscal 1996.

  To obtain greater control over the multimedia CBT development process, course quality and costs of development, the Company has expanded its in-house multimedia CBT development team and discontinued the use of outside CBT course developers. Since introducing its first multimedia CBT course title in February 1996, the Company has released ten multimedia CBT course titles as of August 7, 1996. The Company began the initial marketing of its multimedia CBT product line in January 1996, and intends to expand these sales and marketing activities commensurate with the growth of titles in its multimedia CBT library. While the Company continues to anticipate that its revenues in fiscal 1996 will be derived almost exclusively from instructor-led training, to date the Company has received orders from approximately 200 corporate and government customers for its multimedia CBT courses. The actual number of titles which the Company will produce and their delivery dates are subject to a number of factors such as the hiring and training of additional staff, continued refinements in the development and production process and the availability of subject matter experts who are also responsible for developing and teaching the Company's instructor-led courses. See "Risk Factors--Risks Associated With Growth of CBT Courses."

  Sales and marketing expense consists of salaries, commissions and travel-related costs for sales and marketing personnel, the costs of designing, producing and distributing direct mail marketing and media advertisements, and the costs of information systems to support these activities. Sales and marketing expenses increased $5.0 million or 30% to $21.8 million for the nine months ended June 30, 1996 from $16.8 million for the nine months ended June 30, 1995. The increase in sales and marketing expenses is due to an increase in telemarketing and field sales staff and direct mail marketing intended to reach a broader range of potential customers, to expand business with current customers, to expand the Company's presence in certain U.S. cities and to communicate the availability of new course titles. Accordingly, for the first nine months of 1996, sales and marketing expenses increased as a percentage of revenues compared to the same period of 1995. The Company intends to continue expanding its direct mail and sales activities and anticipates that its sales and marketing expenditures will continue to exceed 1995 expenditures as a percentage of revenues.

  For the nine months ended June 30, 1996, general and administrative expenses increased $464,000 or 5% to $9.5 million from $9.0 million for the corresponding period in the prior year. As a percentage of revenue, general and administrative expenses have declined to 13% from 15% in the prior year as a result of increased leveraging of the Company's infrastructure to support a higher sales volume.

  Other income (expense) is primarily comprised of interest expense, interest income and foreign currency gains and losses. For the nine months ended June 30, 1996, other income increased $778,000 to $1.2 million from $390,000 for the corresponding nine month period in the prior year. This increase was primarily attributable to additional interest income arising from higher cash balances which have been generated by operations and from the proceeds of the Company's initial public offering in December 1995. The increase in interest income was partially offset by foreign exchange losses of $176,000 in the nine month period ended June 30, 1996, compared to foreign exchange gains of $239,000 in the corresponding period of the prior year. These transaction gains and losses arose from receivables and payables denominated in currencies other than the functional currencies of the Company's foreign subsidiaries. Although the Company's consolidated financial statements are stated in U.S. dollars, several of the Company's subsidiaries have functional currencies other than the U.S. dollar. Gains and losses arising from the translation of the balance sheets of the Company's subsidiaries from the functional currencies to U.S. dollars are reported as an adjustment to stockholders' equity. However, fluctuations in exchange rates may have an effect on the Company's results of operations, particularly its revenues and operating margins, when translating the income statements to dollars. The impact of future exchange rates on the Company's results of operations cannot be accurately predicted. To date, the Company has not sought to hedge the risks associated with fluctuations in exchange rates and therefore continues to be subject to such risks. In the future, the Company may undertake such transactions. There can be no assurance that any hedging techniques implemented by the Company would be successful in eliminating or reducing the effects of currency fluctuations. See "Risk Factors--Risks Associated With Currency Fluctuations."

  For the nine month period ended June 30, 1996, the provision for income taxes increased by $1.8 million to $3.1 million from $1.3 million for the nine months ended June 30, 1995. This increase reflects an increase in income before taxes as well as an increase in the effective tax rate in the current period due to a smaller benefit from the utilization of tax loss carryforwards in fiscal 1996 compared to 1995.

FISCAL 1995 COMPARED WITH FISCAL 1994

  In fiscal 1995, revenues increased $20.3 million or 35% to $78.8 million from $58.5 million in fiscal 1994. The increase in revenues reflects an increase in both the number of course events and revenue per event. The number of course events increased 26% to 3,688 in fiscal 1995 compared to 2,928 in fiscal 1994 due to a corresponding increase in the number of participants. The increased number of course participants reflects expansion of the number of course titles and continued growth in sales of the Company's multi-course programs, with revenues from the Passport Program increasing to $13.2 million in fiscal 1995 from $8.8 million in fiscal 1994. Revenue per course event increased by approximately 8% in fiscal 1995 compared to fiscal 1994 due to
(i) a faster rate of growth in the number of higher-paying single course event participants than in the number of participants attending under the discounted Passport Program, (ii) an increase in the average revenue per event for Passport holders and (iii) a shift in the mix of course events from customer-site course events toward Learning Tree-site course events, which generate higher average revenues per course event. The Company's revenues and revenue per course event discussed above reflect changes in the exchange rates used to translate into dollars the Company's revenues that are denominated in foreign currencies, which exchange rate changes added approximately $2.7 million in revenues in fiscal 1995 compared to fiscal 1994.

  The Company's cost of revenues increased $7.0 million or 30% to $30.7 million for fiscal 1995 compared to $23.7 million for fiscal 1994. This change primarily was attributable to the increased number of course events in fiscal 1995 over fiscal 1994, since the average cost per course event was substantially unchanged between the two periods. Because revenues per course event grew while costs per course event remained substantially unchanged, the gross profit margin grew to 61.0% in fiscal 1995 compared to 59.5% in fiscal 1994.

  Course development expense increased $1.0 million or 25% to $5.0 million for fiscal 1995 from $4.0 million for fiscal 1994. This increase reflects the 21% growth in course titles from 72 at September 30, 1994 to 87 at September 30, 1995 as well as the cost of updating the larger existing course title library and developing the multimedia CBT product line.

  Sales and marketing expense increased $1.7 million or 8% to $22.9 million for fiscal 1995 from $21.2 million for fiscal 1994. While sales and marketing expense increased in absolute terms, it declined as a percentage of revenues to 29% in fiscal 1995 compared to 36% for fiscal 1994. The Company decided to increase its sales and marketing expenses in fiscal 1996 in order to reach a broader range of potential customers, to expand business with its current customers, and to communicate the availability of its new course titles and multimedia CBT product line.

  General and administrative expense increased $2.3 million or 22% during fiscal 1995 to $12.2 million from $9.9 million in fiscal 1994. This increase in general and administrative expense is primarily the result of increases in personnel, rent expense and performance-based incentive compensation. However, these costs decreased as a percentage of revenues to 16% in fiscal 1995 from 17% in fiscal 1994.

  Other income (expense), net primarily was comprised of interest expense, interest income and foreign currency gains and losses. Interest income increased $244,000 to $331,000 for fiscal 1995 from $87,000 in fiscal 1994, reflecting the Company's increased cash balances. In fiscal 1995, the Company recorded $30,000 in foreign exchange gains compared to $101,000 in fiscal 1994.

  Learning Tree International, Inc. operates as a holding company with operating subsidiaries in several countries, and each subsidiary is taxed based on the laws of the jurisdiction in which it operates. Because taxes are incurred at the subsidiary level, and one subsidiary's tax losses cannot offset the taxable income of subsidiaries in other tax jurisdictions, the Company's consolidated effective tax rate may vary. In fiscal 1995, certain of the Company's subsidiaries utilized tax loss carryforwards to offset their taxable income for the year. Accordingly, the tax provision for fiscal 1995 reflects the benefit from the use of such loss carryforwards as well as the use of foreign tax credits. Additional tax loss carryforwards remain available only in certain foreign subsidiaries to offset future taxable income, and the Company's consolidated effective tax rate can be expected to increase in the future. See Note 3 to the Notes to Consolidated Financial Statements.

  The Company's revenues in fiscal 1995 increased in each geographical segment compared to fiscal 1994, with the United States operations recording the greatest percentage increase because of stronger demand for the Company's client/server based courses. In addition, each of the geographical segments recorded increased operating income in fiscal 1995 as compared to fiscal 1994 primarily because of increased revenues in each segment. The Company's European segment recorded operating income of $4.1 million in fiscal 1995 compared to operating income of $95,000 in fiscal 1994 as a result of revenue increases primarily in the United Kingdom and France. Likewise income from the United States operations equalled $3.4 million in fiscal 1995 compared to operating income of $104,000 in fiscal 1994 because of a 42% increase in revenues. See Note 8 to Notes to Consolidated Financial Statements.

FISCAL 1994 COMPARED WITH FISCAL 1993

  Revenues increased $9.2 million or 19% to $58.5 million in fiscal 1994 compared to $49.3 million in fiscal 1993. This increase reflects the net effects of changes in both the number of course events and the revenue per course event. The number of course events increased from 2,257 in fiscal 1993 to 2,928 in fiscal 1994. This increase was primarily attributable to (i) the increase in the number of course titles, (ii) the expansion of multi-enrollment programs introduced in the latter half of 1993, which included Passports, Professional Certification and College Credit, and (iii) an increase in the number of Training Advantage Agreements. Revenue per course event decreased approximately 8% from fiscal 1993 to fiscal 1994, primarily due to the introduction of the discount-priced, multi-course Passport program and of two- and three-day course events that were priced, on average, lower than the Company's four-day course events, partially offset by an increase in the number of participants per course event. The Company's revenues and revenue per course event discussed above reflect changes in the exchange rates used to translate into dollars the Company's revenues that are denominated in foreign currencies, with revenues decreasing by $1.1 million in fiscal 1994 compared to fiscal 1993 as a result of these exchange rate changes.

  The cost of revenues increased $3.9 million or 20% to $23.7 million in fiscal 1994 from $19.8 million in fiscal 1993, but increased only slightly as a percentage of revenues to 40.5% in fiscal 1994 from 40.0% in fiscal 1993. The increase in the cost of revenues resulted from a 30% increase in the number of course events, offset in part by a decrease in the cost per course event.

  Course development expense increased by $591,000 or 17% to $4.0 million in fiscal 1994 from $3.4 million in fiscal 1993. This increase reflects the costs associated with the Company's strategy of expanding its course library to meet its customer's needs. The number of course titles increased 29% from 56 in fiscal 1993 to 72 in fiscal 1994.

  Sales and marketing expense increased $3.3 million or 19% to $21.2 million in fiscal 1994 from $17.9 million in fiscal 1993 reflecting increased marketing costs to support the Passport and Certification programs, the expanded course title offerings, the availability of college credit and new catalog formats. In addition, selling costs increased due to increased staff and higher selling commissions attributable to the increase in revenues.

  General and administrative expense increased $320,000 or 3% to $9.9 million in fiscal 1994 from $9.6 million in fiscal 1993. As a percentage of revenue, these costs declined from 20% in fiscal 1993 to 17% in fiscal 1994 as a result of the nominal increase in costs compared to the growth in revenues.

  Other income (expense), net was $12,000 of income in fiscal 1994, which represented a decline of $394,000 compared to fiscal 1993 when the Company had $406,000 of other income. This decrease was primarily the result of a decline in foreign exchange gains from $543,000 in fiscal 1993 to $101,000 in fiscal 1994.

  The fiscal 1994 tax provision of $90,000 reflects the provision for taxes on profits in certain subsidiaries that could not be offset by losses in other subsidiaries in other tax jurisdictions. The $77,000 credit for taxes in fiscal 1993 reflects benefits realized for losses in certain subsidiaries that were carried back to prior years.

  The Company's revenues in fiscal 1994 increased in each geographical segment compared to fiscal 1993, and sales in its United States operations increased the greatest reflecting regional economic conditions and additional attendees as a result of the multiple enrollment programs. In contrast, however, there was only a slight increase in the United States operating results from operating income of $94,000 in fiscal 1993 to $104,000 in fiscal 1994, mainly as a result of increased marketing and product development expenditures. However, the Company's European operations reported operating income of $95,000 in fiscal 1994 compared to an operating loss of $1.2 million in fiscal 1993 as a result of increased sales in the United Kingdom and Sweden.

QUARTERLY RESULTS OF OPERATIONS

  The following tables set forth unaudited quarterly financial data for each of the eight consecutive fiscal quarters ended June 30, 1996, including such data expressed as a percentage of the Company's revenues. The Company believes that this information includes all adjustments (which consisted solely of normal recurring adjustments) necessary for a fair presentation of such quarterly information when read in conjunction with the consolidated financial statements included elsewhere herein. The operating results for any quarter are not necessarily indicative of the results for any future period.

                                                      THREE MONTHS ENDED
                          ------------------------------------------------------------------------------
                          SEPT. 30, DEC. 31,  MARCH 31, JUNE 30,  SEPT. 30, DEC. 31,  MARCH 31, JUNE 30,
                            1994      1994      1995      1995      1995      1995      1996      1996
                          --------- --------  --------- --------  --------- --------  --------- --------
                                                    (DOLLARS IN THOUSANDS)
Revenues................   $15,888  $18,468    $17,774  $21,849    $20,727  $23,178    $22,712  $27,714
Cost of revenues........     6,014    7,132      6,980    8,247      8,372    9,232      8,969   10,297
                           -------  -------    -------  -------    -------  -------    -------  -------
 Gross profit...........     9,874   11,336     10,794   13,602     12,355   13,946     13,743   17,417
Operating expenses
 Course development.....     1,047    1,089      1,139    1,351      1,375    1,224      1,432    1,746
 Sales and marketing....     5,323    4,607      6,041    6,181      6,054    6,208      7,936    7,659
 General and
  administrative........     2,950    3,042      2,946    3,007      3,181    3,343      2,810    3,306
                           -------  -------    -------  -------    -------  -------    -------  -------
 Total operating
  expenses..............     9,320    8,738     10,126   10,539     10,610   10,793     12,178   12,711
                           -------  -------    -------  -------    -------  -------    -------  -------
Income from operations..       554    2,598        668    3,063      1,745    3,153      1,565    4,706
Other income (expense),
 net....................       334      (20)       313       97       (118)     157        470      541
                           -------  -------    -------  -------    -------  -------    -------  -------
Income before provision
 for income taxes.......       888    2,578        981    3,160      1,627    3,310      2,035    5,247
Provision for income
 taxes..................        34      522        143      603        598      943        634    1,547
                           -------  -------    -------  -------    -------  -------    -------  -------
Net income..............   $   854  $ 2,056    $   838  $ 2,557    $ 1,029  $ 2,367    $ 1,401  $ 3,700
                           =======  =======    =======  =======    =======  =======    =======  =======
AS A PERCENTAGE OF
 REVENUES:
Revenues................       100%     100%       100%     100%       100%     100%       100%     100%
Cost of revenues........        38       39         39       38         40       40         40       37
                           -------  -------    -------  -------    -------  -------    -------  -------
 Gross profit...........        62       61         61       62         60       60         60       63
Operating Expenses
 Course development.....         6        6          6        6          7        5          6        6
 Sales and marketing....        34       25         34       28         29       27         35       28
 General and
  administrative........        19       16         17       14         15       14         12       12
                           -------  -------    -------  -------    -------  -------    -------  -------
 Total operating
  expenses..............        59       47         57       48         51       46         53       46
                           -------  -------    -------  -------    -------  -------    -------  -------
Income from operations..         3       14          4       14          9       14          7       17
Other income (expense),
 net....................         2        0          2        0         (1)       0          2        2
                           -------  -------    -------  -------    -------  -------    -------  -------
Income before provision
 for income taxes.......         5       14          6       14          8       14          9       19
Provision for income
 taxes..................         0        3          1        3          3        4          3        6
                           -------  -------    -------  -------    -------  -------    -------  -------
Net income..............         5%      11%         5%      11%         5%      10%         6%      13%
                           =======  =======    =======  =======    =======  =======    =======  =======

  The Company's expense levels are based in significant part on its expectations regarding future revenues and are fixed to some extent in the short term. Accordingly, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any significant revenue shortfall therefore would have a material adverse effect on the Company's results of operations. The Company has in the past experienced fluctuations in its quarterly operating results and expects such fluctuations to continue in the future. The Company's operating results may fluctuate based on other factors, including the frequency and availability of course events, the frequency and size of, and response to, the Company's direct mail marketing campaigns, the timing of the introduction of new course titles and alternate delivery methods, the mix between customer-site course events and Learning Tree-site course events, competitive forces within the current and anticipated future markets served by the Company, the spending patterns of its customers, currency fluctuations, inclement weather and general economic conditions. Fluctuations in quarter-to-quarter results may also occur depending on differences in the timing of, and the time period between, the Company's expenditures on the development and marketing of its courses and the receipt of revenues. See "Risk Factors--Fluctuations in Operating Results."

  The Company's revenues and income have also varied significantly from quarter-to-quarter due to seasonal and other factors. The Company generally has greater revenue and operating income in the second half of its fiscal year (April through September) than in the first half of its fiscal year (October through March). This seasonality is due in part to seasonal spending patterns of the Company's customers arising from budgetary and other business factors as well as weather, holiday and vacation considerations. In addition, the seasonality of the Company's operating results reflects the quarterly differences in the frequency and size of the Company's direct mail marketing campaigns. There can be no assurance that these seasonal effects will remain the same in the future.

LIQUIDITY AND CAPITAL RESOURCES

  Cash and cash equivalents increased to $46.6 million at June 30, 1996 from $10.0 million at September 30, 1995, primarily as a result of the $30.8 million of net proceeds received from the Company's initial public offering in December 1995 and cash provided by operations. For the nine months ended June 30, 1996, cash provided by operations was approximately $14.0 million compared to $8.1 million during the same period in the prior year. The increase in cash provided by operations reflects the increase in profitability and increases in deferred revenues arising from prepaid multi-enrollment programs. At June 30, 1996, the Company had working capital of $33.4 million and had unused available lines of credit of approximately $464,000.

  During the nine months ended June 30, 1996, the Company invested $4.8 million in equipment and leasehold improvements compared to $2.6 million in the same period of the prior year. This increase is primarily related to additional course equipment to support the growth in the number of course events and to upgrade course equipment capabilities. The Company expects to continue to invest in additional equipment and facilities during the fourth quarter of fiscal 1996 and in fiscal 1997. In June 1996, the Company entered into an agreement to either purchase or lease certain office facilities for its United States subsidiary. As of June 30, 1996, the Company had no other material future purchase obligations, capital commitments or debt. Accordingly, management believes that its cash and cash equivalents on-hand and the cash provided by operations will be sufficient to meet the Company's cash requirements at least until the end of fiscal 1997.

  In the past, the Company has had working capital deficiencies. At September 30, 1995, the Company's working capital deficiency was $1.5 million compared to $5.7 million at September 30, 1994. The Company's historical working capital position had been negatively impacted by operating losses, investments in equipment and increases in deferred revenues arising from the multiple enrollment programs. In fiscal 1993, 1994 and 1995, the Company invested $2.7 million, $2.0 million and $3.6 million, respectively, in course equipment, leasehold improvements, information systems and other capital expenditures. In addition, during fiscal 1994 and 1995, the Company expended $677,000 and $666,000, respectively on financing activities. Such expenditures were primarily for repayments of debt and capital leases which were offset, in part, by sales of Common Stock and collections of stockholder notes. Positive influences upon the Company's working capital position were cash from operations and advance customer receipts arising from the multiple enrollment programs. Net cash provided by operations amounted to $1.2 million in fiscal 1993, $3.6 million in fiscal 1994, and $11.4 million in fiscal 1995. The increases in cash provided by operations were primarily due to improvements in profitability during the second half of fiscal 1994 and all of fiscal 1995 and to increased receipts arising from the prepaid multiple enrollment programs.

                                   BUSINESS

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

  Learning Tree International, Inc. ("Learning Tree" or the "Company"), is a leading worldwide provider of education and training to IT professionals in business and government organizations. The Company develops, markets and delivers a broad, proprietary library of instructor-led course titles focused on client/server systems, Internet/intranet technologies, computer networks, operating systems, databases, programming languages, graphical user interfaces, object-oriented technology and IT management. The Company also tests and certifies IT professionals in 18 IT job functions, and its courses are recommended for college credit by the American Council on Education. In addition to its instructor-led courses, the Company has recently developed and is expanding a line of multimedia CBT versions of its courses designed for both stand-alone CD-ROM and network-based delivery. The Company is paid directly by the employers of its course participants and does not receive funding from any government aid or loan programs. As a result, the Company does not depend on government appropriations for those programs and is not subject to certain governmental regulations.

THE INFORMATION TECHNOLOGY EDUCATION AND TRAINING MARKET

  The market for IT training is driven by technological change. As the rate of this change accelerates, organizations find themselves increasingly hampered in their ability to exploit the latest information technologies because their IT professionals lack up-to-date knowledge and skills. Most organizations are addressing this challenge by retraining their existing IT professionals. An IDC study estimates that the 1995 worldwide market for IT education and training was $14.9 billion, of which approximately $10 billion represented the training of IT professionals. The market for training IT professionals is driven by several factors including: (i) the proliferation of computers and networks throughout all levels of organizations; (ii) the shift from legacy mainframe systems to new client/server technologies; (iii) the continuous introduction and evolution of new client/server hardware and software technologies; (iv) the proliferation of Internet and intranet applications; and (v) corporate downsizing, resulting in increased training requirements for employees who must perform new job functions or multiple job tasks that require knowledge of varied software applications and technologies. Furthermore, since many businesses use hardware and software products provided by a variety of vendors, their IT professionals require training on an increasing number of products and technologies which apply across vendors, platforms and operating systems.

  While much of the training for IT professionals continues to be provided by internal training departments, many organizations are expanding their use of external training providers due to corporate downsizing, the lack of internal trainers experienced in the latest technologies and the cost of developing and maintaining internal training courses in rapidly evolving technologies. The choice of training delivery formats and providers generally is made by individual IT professionals or their immediate managers, even in large organizations. When choosing an IT training provider, IT professionals and their managers seek a provider who can respond to demanding requirements, including: (i) high quality training; (ii) course titles that cover a broad range of topics and skill levels; (iii) the ability to deliver an integrated training program through multiple delivery formats; (iv) the willingness and ability to tailor the training to the customer's particular needs;
(v) timeliness of the delivery of course events; (vi) qualified, technically current instructors; (vii) the willingness to deliver training at convenient locations, including the customer's business site; (viii) course titles covering areas undergoing rapid technological change; (ix) an effective training methodology, which delivers the maximum amount of practical information in the minimum amount of time; (x) vendor-independent training;
(xi) the ability to provide testing and certification of technical competency; and (xii) training that covers global implementation of networks and other IT applications.

  IT training is primarily delivered by classroom instructors, video, CBT and printed means. According to IDC, instructor-led classroom training continues to dominate the worldwide IT training market, having grown by $4.6 billion from $6.7 billion in 1990 to $11.3 billion in 1995. The Company believes that instructor-led training will continue to dominate the market because course participants value the personalized interaction and problem-solving with their instructor and fellow participants concerning their specific projects and applications as well as the insulation from workplace interruptions. However, the use of desktop-based multimedia and CBT is gaining acceptance in the IT training market. IDC estimates that the United States market for IT education and training in multimedia and CBT formats has grown by $484 million from $230 million in 1990 to $714 million in 1995.

THE LEARNING TREE APPROACH

  The Company develops, markets and delivers proprietary course titles covering a broad range of topics that it believes are designed to meet the continually evolving training needs of IT professionals worldwide. Its instructor-led course events take place at the Company's Education Centers, in hotel and conference facilities, and at customer sites. As of June 30, 1996, Learning Tree had 98 instructor-led course titles. These course titles are regularly presented worldwide and cover IT topics such as client/server systems, Internet/intranet technologies, computer networks, operating systems, databases, programming languages, graphical user interfaces, object-oriented technology, IT management and related topics. In February, 1996, the Company introduced a line of multimedia CBT course titles to complement its traditional instructor-led format of training. The Company had released ten CBT course titles as of August 7, 1996.

  The Company's courses provide participants with skills and knowledge that they can immediately apply in their jobs. The course events include extensive hands-on, interactive exercises using networked classroom computers. Learning Tree course events typically deliver the equivalent of two semester hours of college credit in an intensive four-day format, thus minimizing participants' time away from the job. As of June 30, 1996, the Company had 494 course instructors who are IT professionals possessing expert knowledge and practical experience. These instructors work in a variety of industries applying the IT skills and knowledge that are the subjects of the courses they teach. On average, they teach approximately eight to nine Learning Tree course events each year on an "as needed" basis.

  Learning Tree places particular emphasis on the quality of its course offerings. The Company employs a rigorous course development process designed to ensure that each course title represents multiple points of view concerning the application of the technology, provides information on different uses of the technology throughout the world, and provides training that is relevant to course participants working in diverse applications in a broad range of industries. Learning Tree also maintains a centralized and ongoing program of updating its proprietary course titles to maintain the courses' quality and relevance. The Company tailors its courses for customer-site presentation as appropriate, and the Company's instructors further adapt the course material to participants' needs based on feedback received in the classroom.

  Learning Tree meets customer demands for scheduling flexibility by holding course events frequently at multiple locations around the world and by delivering customer-site course events as required on short notice. The Company believes that it has the resources to provide a rapid and flexible response to its customers' needs by utilizing its large team of instructors, its course development and customization processes, its team of customer support specialists, its logistics team and its hundreds of classroom computer workstations. In fiscal 1995, Learning Tree presented an average of over 300 course events per month worldwide.

  The Company tests and certifies IT professionals in 18 IT job functions. Since this program's inception in 1993, over 36,000 participants have completed one or more certification examinations. In addition, the American Council on Education recommends Learning Tree course events for college credit to more than 1,500 North American universities and colleges. See "--Learning Tree's Products." In the United Kingdom, participation in some Learning Tree course events may be applied toward post-graduate level university credit.

  In response to the decentralized nature of IT training decision making, the Company has developed a sophisticated direct mail marketing and telemarketing capability, which it supplements by direct sales to corporations and government organizations. The Company's direct mail marketing utilizes its proprietary list of over 1,000,000 IT professionals and managers as well as rented lists. This capability enables the Company to reach individual professionals and managers in larger organizations and provides a cost-effective channel to reach IT personnel in smaller organizations as well. The Company also uses its Internet Web site (http://www.learningtree.com) to market and communicate with prospective participants. Information contained in the Company's Web site shall not be deemed to be part of this Prospectus.

  In addition to its instructor-led training business, the Company believes that opportunities exist in the rapidly growing market for multimedia CBT training. As a result, the Company has introduced and is expanding its line of multimedia CBT course titles. The Company's multimedia CBT courses can be delivered to the workstation either by CD-ROM or over a customer's local area or wide area networks. The content and instructional design of the Company's multimedia CBT course titles capitalize on its library of computer-based classroom course content.

LEARNING TREE'S STRATEGY

  The Company's objective is to strengthen its position as one of the leading providers of IT training worldwide. To achieve this goal, the Company employs the following key strategies:

  Continue Expanding its Library of Proprietary Instructor-led Course
Titles. The Company intends to continue developing additional course titles and certification programs in order to increase sales to its existing customer base and to attract new customers. The Company expanded its course library from 56 titles in fiscal 1993 to 98 titles as of June 30, 1996. The Company expects to add approximately 12 additional course titles during the remainder of fiscal 1996. The new course titles introduced and to be introduced during fiscal 1996 will cover rapidly developing areas such as Internet/intranet technologies, Java, Windows NT, programming languages, and databases.

  Provide Flexible Training Solutions. The Company intends to continue its strategy of providing training when, where and in the manner desired by the customer. Participants can attend any of Learning Tree's 98 courses, which on average are presented once every two weeks around the world. The Company also presents standard or customized courses on demand at its customers' facilities, and it has begun to offer its own line of multimedia CBT courses.

  Expansion of Multimedia CBT Course Titles. Learning Tree is leveraging its highly interactive instructor-led educational model through the expansion of its line of multimedia CBT software. The Company believes that it can leverage its existing instructor-led course business by (i) developing its multimedia CBT courses based upon the content of its hands-on classroom courses, (ii) "piggybacking" the marketing and sales of its multimedia CBT products on its existing marketing and sales programs, and (iii) providing its customers with the flexibility to tailor a cost-effective combination of multimedia CBT and classroom training to meet their needs. The Company also intends to continue to explore the delivery of its multimedia CBT courses via on-line computer services and over the Internet.

  Leverage its Integrated Marketing and Sales Programs. The Company uses an integrated strategy of marketing both to individual IT professionals through its extensive direct mail marketing and Internet capability and to their employers through its direct sales force. These efforts are supplemented by its telemarketing sales force. The Company intends to continue increasing the size of its direct mail marketing campaigns and its sales force to reach a greater proportion of IT professionals and managers in both large and small organizations. The Company also intends to leverage its marketing investment by advertising an increasing number of instructor-led and multimedia CBT course titles in each direct mail package at relatively small incremental cost per title.

  Build Continuing Relationships. The Company seeks to build continuing relationships both with its individual course participants and its corporate customers. The Company expands demand for its course events by motivating individual IT professionals to purchase a series of course events through its Training Passport, Professional Certification and College Credit Programs. In addition to increasing revenues directly, the long-term relationships built by these programs encourage participants to recommend the Company's course events to their colleagues. The Company also seeks to create ongoing relationships with its largest U.S. and international customers through its Training Advantage Program. These annually renewable agreements allow all the employees of Training Advantage customers to receive training and special services at negotiated prices.

  Leverage International Operations. The Company intends to continue to expand its international business, which accounted for approximately 55% of its revenues in fiscal 1995. The Company's centrally-developed course titles currently are translated into French, Swedish and Japanese and sold through its operations in Great Britain, France, Canada, Sweden and Japan to customers in those and other countries. The Company intends to open Education Centers in additional territories as justified by increases in local demand.

LEARNING TREE'S PRODUCTS

  Learning Tree courses are designed to be highly interactive. Most of its instructor-led, classroom courses involve "hands-on" training on networked Pentium-based or 486 workstations, which allow participants to practice and better assimilate the skills being taught. Participants spend a significant portion of each course working on computer-based exercises and participating in group workshops. Each participant typically receives extensive course materials that facilitate learning and serve as a post-course reference. The Company's new line of multimedia CBT products are also designed to teach students through interaction, and its multimedia CBT course titles incorporate interactive "learn-by-doing" activities based on the Company's existing classroom courses.

  Instructor-led Courses. Learning Tree strives to build job-related curricula by developing a sequence of course titles that create a cohesive program which imparts the skills and knowledge required to perform particular job functions. Each job-related curriculum is comprised of course titles that proceed from introductory to advanced, and cover the breadth and depth of skills and knowledge required for a particular job. At June 30, 1996, Learning Tree's course library included 98 proprietary course titles comprising over 2,000 hours of classroom instruction. This course library is recommended for over 206 semester hours of undergraduate and graduate level college credit in information systems by the American Council on Education (the "ACE"). In the Company's experience, the final decision of each college or university to grant or deny credit for the Company's courses as recommended by the ACE is made on a case-by-case basis, taking into account a variety of factors such as the academic standing of the student making the request, the requirements of the particular degree program and limits on the number of credits that may be obtained outside of the college or university. Subject to these rules generally applicable to transfer credits, the Company believes that its course participants have generally been granted credit upon application. The following chart presents the Company's 98 proprietary course titles, and the 12 additional courses under development as of June 30, 1996:

CURRICULUM     COURSES
- ----------     -------
Client/Server  Introduction to Open Systems
               Introduction to Client/Server Computing
               Distributing Data in Client/Server Systems
               Client/Server Application Development--Hands-On
               Client/Server Systems: Analysis and Design
               Managing and Supporting Client/Server Systems--Hands-On*

CURRICULUM               COURSES
- ----------               -------
Internet/Intranet Tech-  Internet and System Security
 nologies
                         Internet for Business Applications--Hands-On
                         Developing a Web Site--Hands-On
                         Java Programming--Hands-On
- -----------------------------------------------------------------------------
Windows                  Windows Networking--Hands-On*
                         Windows Configuration--Hands-On
                         Windows 95 Support and Networking--Hands-On
                         Windows NT Workstation and Server--Hands-On
                         TCP/IP Internetworking on Windows NT--Hands-On
                         Microsoft System Management Server--Hands-On
                         Microsoft Exchange--Hands-On*
                         UNIX and Windows NT Integration--Hands-On*
                         Netware to Windows NT Migration--Hands-On
                         Microsoft SQL Server Introduction--Hands-On
                         Microsoft SQL Server System Administration--Hands-On
- -----------------------------------------------------------------------------
Local Area Networks      Local Area Networks
                         PC Networking--Hands-On
                         LAN Troubleshooting--Hands-On
                         High-Performance Cabling Systems
                         Fast LAN Technologies
- -----------------------------------------------------------------------------
NetWare                  NetWare 3.x Administration--Hands-On
                         NetWare 3.x Advanced Administration--Hands-On
                         NetWare 3.x Installation and Configuration--Hands-On
                         Updating from NetWare 3.x to NetWare 4.x--Hands-On
                         NetWare 4.x Administration--Hands-On
                         NetWare 4.x Advanced Administration--Hands-On
                         NetWare 4.x Installation & Configuration--Hands-On
                         NetWare 4.x Design and Implementation--Hands-On
                         NetWare 4.x Service and Support--Hands-On
                         Networking Technologies
                         TCP/IP for NetWare--Hands-On
- -----------------------------------------------------------------------------
Wide Area Networks       Introduction to Datacomm and Networks
                         Network Planning, Support and Management
                         Computer Network Architectures and Protocols
                         X.25--Hands-On
                         Wide Area Networks Troubleshooting--Hands-On
                         SNMP--Hands-On
- -----------------------------------------------------------------------------
Internetworking          Multivendor Networking
                         Internetworking: Bridges and Routers
                         Routers--Hands-On*
                         Introduction to TCP/IP--Hands-On
                         Internetworking with TCP/IP--Hands-On
- -----------------------------------------------------------------------------
Operating Systems        X Window System Programming--Hands-On
                         TCP/IP Programming--Hands-On
                         UNIX Programming--Hands-On
                         UNIX--Hands-On
                         UNIX Tools and Utilities--Hands-On

CURRICULUM               COURSES
- ----------               -------
Operating Systems (con-  UNIX Workstation Administration--Hands-On*
 tinued)
                         UNIX Server Administration--Hands-On*
                         UNIX System and Network Administration--Hands-On
                         OS/2 Warp--Hands-On
- -----------------------------------------------------------------------------------
Telecommunications       Telecommunications and Wide Area Networking
                         ISDN for Data Communications--Hands-On*
                         Introduction to ISDN
                         Wireless Networks
                         High-Speed Wide Area Networks
                         Implementing Fiber-Optic Communications
- -----------------------------------------------------------------------------------
Database Systems         Relational Databases
                         Sybase SQL Server--Hands-On
                         Building a Data Warehouse--Hands-On*
                         Oracle7--Hands-On
                         Oracle7 for Database Administrators--Hands-On
                         Oracle7 for Application Developers--Hands-On
                         Tuning Oracle7 Applications--Hands-On
                         Complex SQL Queries--Hands-On
                         Oracle Forms--Hands-On
                         Oracle Reports--Hands-On
                         PowerBuilder 5 and Oracle7--Hands-On*
                         Lotus Notes Application Development--Hands-On
                         Lotus Notes System Administration--Hands-On*
- -----------------------------------------------------------------------------------
PC Support               PC Configuration and Troubleshooting--Hands-On
                         Advanced PC Configuration--Hands-On
                         Macintosh Troubleshooting--Hands-On
- -----------------------------------------------------------------------------------
Graphical User Inter-    Windows Programming--Hands-On
 faces and Programming
                         Visual C++--Hands-On
                         Client/Server and System Programming for Windows--Hands-On
                         Advanced Windows Programming With MFC--Hands-On
                         Windows Open Services Architecture--Hands-On
                         Visual Basic--Hands-On
                         Microsoft Access--Hands-On
                         Integrating MS Office Applications--Hands-On
                         PowerBuilder--Hands-On
                         Visual Basic 4 for Enterprise Applications--Hands-On
                         C Programming--Hands-On
                         C Advanced Programming--Hands-On
                         C++ Object-Oriented Programming--Hands-On
                         Advanced C++ Programming--Hands-On
                         C++ for Non-C Programmers--Hands-On*
                         Ada 95 Programming--Hands-On
                         Distributed Programming Using DCE--Hands-On
- -----------------------------------------------------------------------------------
Software Development     Object-Oriented Analysis and Design
 Methods
                         Software Quality Assurance
                         Identifying User Requirements
                         Practical Software Testing Methods

CURRICULUM                    COURSES
- ----------                    -------
Software Development Methods  Specifying and Managing Software Requirements
 (continued)
                              Software Systems Analysis and Design
                              Software Project Planning and Management
                              Software Configuration Management
                              Systems Engineering
- ---------------------------------------------------------------------------
IT Soft Skills                Business Process Re-engineering
                              Effective Skills for Technical Managers
                              Project Management--Hands-On
                              Influence Skills
                              Negotiating Skills

- --------
* Course title under development as of June 30, 1996.

  The Company presents its classroom courses at Learning Tree Education Centers in Boston, Los Angeles, Washington D.C., Toronto, Ottawa, London, Paris and Stockholm, as well as in rented hotel or conference centers in other cities worldwide. The Company's Education Centers include 55 classrooms that have been custom-designed to accommodate the technical demands of Learning Tree's computer-based courses, including electronic projection of computer screens, local area networks within the classroom, and multimedia presentation capability.

  In addition to the foregoing course titles, the Company also develops courses for presentation at customer sites. These courses typically are customized to cover particular topics and applications requested by the customer. Learning Tree typically provides all of the software, hardware and networking systems required for use in customer-site courses.

  Multimedia CBT Courses. In February 1996, Learning Tree introduced a line of multimedia CBT course titles based on the interactive content of its computer-based classroom courses. The Company believes that the adaptation of its classroom courses to the multimedia CBT format can be accelerated by the incorporation of the proven hands-on exercises from its classroom courses, its accumulated experience with course participants and by utilizing its large instructor team as subject matter experts to support the process. The Company designed its multimedia CBT courses to be interactive using a common interface across all course titles. In addition, the Company structures its multimedia CBT courses to complement its classroom-based offerings, thereby providing IT professionals with the flexibility to learn and reinforce a given set of skills and knowledge, from introductory to advanced levels, through a combination of multimedia CBT and hands-on classroom-based training. The Company's multimedia CBT courses are delivered to the workstation either by CD-ROM or over the customer's local area network.

  The Company has also developed LearnTrack, a CBT management software package that provides training administrators with the capability to install and distribute Learning Tree and third-party CBT courses, enroll participants in the courses, monitor usage and print reports on course utilization, learner progress and course completion.

  To obtain greater control over the multimedia CBT development process, course quality and costs of development, the Company has expanded its in-house multimedia CBT development team and discontinued the use of outside CBT course developers. Since introducing its first multimedia CBT course title in February 1996, the Company has released ten multimedia CBT course titles as of August 7, 1996. The Company began the initial marketing of its multimedia CBT product line in January 1996, and intends to expand these sales and marketing activities commensurate with the growth of titles in its multimedia CBT library. While the Company continues to anticipate that its revenues in fiscal 1996 will be derived almost exclusively from instructor-led training, to date the Company has received orders from approximately 200 corporate and government customers for its multimedia CBT courses. The actual number of titles which the Company will produce and their delivery dates are subject to a number of factors such as the hiring and training of additional staff, continued refinements in the development and production process and the availability of subject matter experts who are also responsible for developing and teaching the Company's instructor-led courses. See "Risk Factors--Risks Associated With Growth of CBT Courses." Following is a summary of multimedia CBT course titles available as of August 7, 1996:

CURRICULUM                 COURSES
- ----------                 -------
Client/Server              Client/Server Computing
- -------------------------------------------------------------------------------
Microsoft Windows and      Installing and Using Windows 95
 Windows NT
                           Introduction to Windows NT
- -------------------------------------------------------------------------------
Local Area Networks        Local Area Networks
- -------------------------------------------------------------------------------
Internetworking            Internetworking: Bridges and Routers
                           Introduction to TCP/IP
- -------------------------------------------------------------------------------
UNIX                       UNIX Basic Concepts and Usage
- -------------------------------------------------------------------------------
PC Support                 Introduction to PC Configuration and Troubleshooting
- -------------------------------------------------------------------------------
Graphical User Interfaces  Windows Programming with Visual C++ and MFC and Programming
                           Introduction to Visual Basic--Hands-On

DEVELOPMENT OF INSTRUCTOR-LED, CLASSROOM COURSES

  Learning Tree endeavors to identify and develop course titles that satisfy a large market demand. Learning Tree seeks to accomplish this by (i) building close working relationships with the development groups of leading IT vendors in order to obtain information on upcoming products, (ii) canvassing its expert instructors to identify general market trends and specific topics within existing course titles that can be expanded to serve as new courses,
(iii) holding periodic discussions with its Training Advantage customers to determine their upcoming project plans and training requirements, and (iv) conducting market surveys of the Company's course participants. Moreover, the members of executive management of the Company have strong IT educational and professional backgrounds and stay closely involved with the course selection and development process. See "Management--Executive Officers and Directors."

  Each Learning Tree course title is developed by a team comprised of a product manager who manages the project and instructional design process, a product marketing manager, and three subject matter experts who generally are selected from the Learning Tree author and instructor team. Learning Tree endeavors to select a group of experts from different countries and industries and with complementary applications backgrounds. The Company believes that its use of a team of experts provides multiple points of view concerning the application of the subject technology, information on different uses of that technology throughout the world, and training that is relevant to course participants working in diverse applications in a broad range of industries worldwide. The result is a set of proprietary course materials and several hundred pages of presentation graphics for each course. To ensure its courses meet the needs of the market place and provide a high quality of instruction, the Company requests that each course participant complete an evaluation of the course and the instructor. Learning Tree course titles are updated regularly to incorporate new technology and to improve their educational effectiveness. Learning Tree courses currently are translated into French, Japanese and Swedish and are taught by nationals in the local language in the Company's United States, Canadian, United Kingdom, French, Swedish and Japanese subsidiaries.

  The Company has refined its development process and implemented support systems in order to reduce its typical course development time from seven months in fiscal 1993 to less than five months in fiscal 1995. As a result of these efforts, Learning Tree has substantially increased the number of its course titles from 56 in fiscal 1993 to 87 at September 30, 1995 and 98 at June 30, 1996.

LEARNING TREE INSTRUCTORS

  The Company believes that its instructors are vital to its success. Learning Tree instructors work either full-time for companies or as independent consultants in a variety of industries applying the IT skills and knowledge that are the subjects of the courses they teach. On average, the Company's instructors have approximately 20 years of industry experience and teach an average of eight to nine Learning Tree courses each year as needed. At June 30, 1996, the Company had 494 instructors.

  The Company's future success will also depend on its ability to attract and retain highly-skilled instructors. Each Learning Tree subsidiary has an Instructor Resources Department that follows a formal process to recruit, train, coach and manage its instructor team. The Company identifies new instructor candidates primarily through referrals from its existing instructors. Instructor candidates undergo a rigorous technical evaluation prior to participating in Learning Tree's proprietary instructor training program. The Company believes that its instructor force is relatively stable, and its recruitment and training program focuses primarily on expanding the Company's instructor staff to meet growing market demand. There can be no assurance that the Company will be successful in these recruitment and training efforts. See "Risk Factors--Dependence on Key Personnel."

CUSTOMERS

  Learning Tree has developed a broad customer base focusing on Fortune 1000-level companies and their international equivalents and government organizations worldwide. In fiscal 1995, its over 60,000 course participants were employed by approximately 5,800 organizations. The Company benefits from a high level of recurring sales; of the Company's 100 largest fiscal 1993 worldwide customers, 98 were customers in fiscal 1995. In fiscal 1995, the Company derived approximately 55% of its revenues internationally and 45% in the United States.

  The Company's customers generally operate in the computer, communications, electronics, systems integration, finance, aerospace, military, manufacturing, and energy sectors, and a number of the customers are government organizations. The Company's larger customers worldwide include the following organizations that have purchased between $100,000 and $1.8 million of Learning Tree training in fiscal 1995. The revenues from these individual customers range from less than 1% to a high of 2.3% of the Company's fiscal 1995 revenues. Generally each customer purchased this training throughout the year in individual purchase decisions ranging from $2,000 to $20,000 rather than through a single contract.

Alcatel                    Ford Motor Company         NYNEX



Amadeus                    France Telecom             Ontario Hydro



Andersen Consulting        GEC                        Pacific Telecom



Asea Brown Bovari          General Electric           Perot Systems



AT&T                       Hewlett-Packard            Prudential



Automobiles Peugeot        Hitachi                    Reuters



Barclays Bank              Hughes                     Revenue Canada



Bell Atlantic              IBM                        Royal Bank of Scotland



Boeing                     Intel                      Royal Canadian Mounted
                                                      Police



British Gas                Internal Revenue Service
                                                      Shell Oil



British Telecom            JP Morgan
                                                      Siemens



Bull                       Kodak
                                                      Sprint



Control Data               Lockheed Martin
                                                      Sybase



Credit Lyonnais            Matra Communications
                                                      Thomson-CSF



CSC                        Ministry Of Defence (UK)
                                                      Transport Canada



Dassault                   Mobil
                                                      UNISYS



Digital                    Motorola
                                                      US Air Force



EDS                        NASA
                                                      US Army



E.I. DuPont                National Institutes of
                           Health                     US Navy



Electricite de France
(EDF)                      National Westminster       US WEST
                           Bank



Ericsson                                              VISA International
                           Network Systems Corp.



Federal Aviation                                      The World Bank
Administration             Nixdorf Computer



                                                      Xerox
Federal Reserve System     Nortel


MARKETING AND SALES

  Direct Mail Marketing and Advertising. Learning Tree markets its courses primarily through direct mail marketing to its proprietary mail list of over 1,000,000 individuals (including course participants, their immediate supervisors, department managers, training managers, and other people who have inquired about the Company's courses) as well as to rented mailing lists of IT professionals. By advertising all of its courses in a single mailing package, the Company has been able to reduce its mailing cost per course title as it has increased the number of its course titles. The Company anticipates that including promotional materials for its multimedia CBT product line in its mailing package can be accomplished at a relatively low incremental cost. The Company also advertises in industry trade magazines and periodicals.

  The Company believes that it achieves economies of scale by producing its marketing materials centrally. Its centralized marketing department develops the Company's catalogs, brochures and advertisements using color desktop publishing and electronic pre-press technology to create the files used to produce direct full-color film for plate-making. This in-house capability enables the Company to make quick improvements to its marketing materials in order to feature the latest technological developments and address market opportunities in a timely manner.

  The Company has built a strong brand image through the frequent and prominent use of its trademarks in its marketing materials and course materials. These trademarks include the Learning Tree and professional certification logos, its name, and its trademarks, including EDUCATION IS OUR BUSINESS(R), EDUCATION YOU CAN TRUST(R), WE BRING EDUCATION TO LIFE(R), PRODUCTIVITY THROUGH EDUCATION(R), Alumni Gold(TM), LearnTrack(TM), Training Passport(R), Training Advantage(R), 800-THE-TREE(R) and 800-LRN-TREE(R).

  Internet Marketing. The Company maintains a web site (http://www.learningtree.com) for marketing its products and services over the Internet. Information contained in the Company's Web site shall not be deemed to be part of this Prospectus. The Company believes that the Internet will become an increasingly significant marketing channel to prospective IT course participants in the future.

  Telemarketing Sales Force. At June 30, 1996, Learning Tree's telemarketing sales force consisted of over 70 people who were responsible for responding to phone, e-mail, Web site and facsimile orders and inquiries received by the Company and pursuing sales opportunities. These telemarketers sell both to individual prospective course participants, and to line managers and training directors in assigned accounts. The Company has developed a proprietary automated system which is integrated with its customer and course operations databases and provide its telemarketers with on-line information that facilitates rapid response to inbound callers, provides targeted lists for outbound calling, records the results of calls and automates the sales follow-up process. The Company believes its telemarketing sales force has been instrumental to the Company's success in selling its multiple-enrollment Training Passport programs.

  Field Sales Force. The Learning Tree field sales force, which consisted of over 40 sales people at June 30, 1996, generates a significant portion of the Company's revenues. The field sales force concentrates its attention on the Company's larger customers to sell multiple course customer-site training programs, and to sign Training Advantage Agreements covering all formats of Learning Tree training. The Company's Training Advantage Agreements provide its nationwide and international customers with negotiated pricing and special services.

  The field sales force is assisted by the Company's Customer Support Group which provides the administration and logistics support necessary to ensure the successful presentation at the customer's site of Learning Tree's hands-on, computer-based classroom courses. For large contracts requiring customization, the customer support staff serve as team leaders to coordinate rapid and effective cooperation between the instructor(s) which modify and teach the courses, the internal development team who implements the changes, the Company's technical support group which modifies the course hardware and software as needed, and the logistics staff which assembles and ships course equipment and materials for each course event.

  Multiple Enrollment Programs. In March 1993, the Company introduced its Training Passport program to encourage course participants to enroll in multiple courses, and thereby increase the average attendance in its Learning Tree-site courses. As the program is presently constituted, the holder of a Learning Tree Training Passport may attend up to 8 courses (10 in the United Kingdom and France) during a 12-month period. The list price for the Training Passport is approximately three times the list price for an individual four-day course.

  The Company has also developed the Learning Tree Professional Certification Programs for certifying IT professionals in 18 job functions in the areas of the Company's focus. Professional certification is important to many participants in Learning Tree courses as it provides documentation of their qualifications. Each professional certification program requires completion of a series of five Learning Tree courses and an examination associated with each course. Since this program's inception in fiscal 1993, over 36,000 participants have completed one or more certification examinations.

COMPETITION

  The IT education and training market is highly fragmented, with low barriers to entry and no single competitor accounting for a dominant market share. According to a 1994 IDC study, internal company training departments were the largest providers of training and education for IT professionals, delivering 35% of such services, with independent education and training companies delivering 30%, technology manufacturers delivering 18%, systems integrators delivering 10%, and other sources delivering the remaining 7%. Some of these competitors offer course titles and programs similar to those of the Company at lower prices. In addition, some competitors have greater financial and other resources than the Company.

  Internal Training Departments. Internal IT training departments generally provide companies with the most control over the method and content of training, enabling them to tailor the training to their specific needs. However, the Company believes that industry trends toward downsizing and outsourcing continue to reduce the size of IT training departments and increase the percentage of IT training delivered by external providers. Because internal trainers find it increasingly difficult to keep pace with new technologies, lack the hands-on experience needed to teach the latest technological developments, and lack the capacity to meet demand, organizations increasingly supplement their internal training resources with externally supplied training in order to meet their requirements.

  Other Independent Education and Training Providers. The Company believes that the majority of independent training providers are smaller organizations, which often provide training as one of several services or product lines. Many are "Authorized Training Centers" which present courses utilizing materials prepared by computer hardware and software vendors such as Novell and Microsoft. The Company differentiates itself from these providers based on its size; scope and quality of its proprietary course offerings; worldwide delivery capability; number, quality and experience of its instructors; and vendor independence.

  Computer Hardware and Software Vendors. Many hardware and software vendors supply training bundled in the prices of their product. In addition, their knowledge of upcoming developments in their products is likely to be better than that of other training providers. Learning Tree differentiates itself from computer systems manufacturers and software vendors by maintaining a vendor-independent posture, and providing cross-platform training solutions.

  CBT Providers. In February 1996, the Company introduced a line of multimedia CBT products but anticipates that substantially all of the Company's revenue in fiscal 1996 will be derived from its instructor-led, hands-on training courses. In the CBT market, many of the Company's current and potential competitors have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition in the CBT area than the Company. In addition, the CBT area is characterized by significant price competition. As a greater number of CBT providers enter the field, the Company anticipates that it will face price pressure from competitors. The Company differentiates itself from other CBT providers based on its field sales, telemarketing and direct mail sales and marketing channels, its reputation for providing quality training, the content of its multimedia CBT courses, the frequent feedback the Company receives about its course content and teaching methods from its established customer base, and its ability to provide users with the flexibility to acquire a given set of skills and knowledge through either multimedia CBT or classroom-based training or an integrated combination of the two. However, there can be no assurance that the Company's products will be more favorably viewed by the marketplace than other interactive training software or that competitive pressures will not require the Company to reduce its prices significantly. See "Risk Factors--Risks Associated With Growth of CBT Courses."

INTELLECTUAL PROPERTY AND LICENSES

  The Company regards its course development process and its course titles as proprietary and relies primarily on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect its proprietary rights. Notwithstanding the foregoing, a third party or parties could copy or otherwise obtain and use the Company's course materials in an unauthorized manner or use these materials to develop course titles which are substantially similar to those of the Company. In addition, the Company operates in countries that do not provide protection of proprietary rights to the same extent as the United States. The Company's course materials generally do not include any mechanisms to prohibit or prevent unauthorized use. If substantial unauthorized use of the Company's products were to occur, the Company's business and results of operations could be materially adversely affected. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar course titles or delivery methods. Additionally, there can be no assurance that third parties will not claim that the Company's current or future courses infringe on the proprietary rights of others. The Company expects that it will be increasingly subject to such claims as the number of products and competitors increases in the future. Any such claim could result in a material adverse effect on the Company's business. See "Risk Factors--Risks Associated With Intellectual Property."

REGULATORY ENVIRONMENT

  Many federal, state and international governmental authorities assert authority to regulate providers of educational programs. Generally, the Company is exempt from such regulation because the Company contracts with the employer of the course participants and does not participate in any federal or state student aid/loan programs. If, in the future, the Company were required to comply with, or found to be in violation of, a state's current or future licensing or regulatory requirements, it could be subject to civil or criminal sanctions, including monetary penalties, and could be barred from providing educational services in that state. See "Risk Factors--Risks Associated With State Authorization and Accreditation."

LITIGATION

  The Company is not involved in any pending or threatened legal proceedings that the Company believes could reasonably be expected to have a material adverse effect on the Company's financial condition or results of operations.

EMPLOYEES

  As of June 30, 1996, the Company had a total of 359 full-time employees, of which 153 were employed outside the United States, as well as 494 instructors to teach its courses. The Company considers its relations with its employees to be good.

FACILITIES

  As of June 30, 1996, all Learning Tree facilities were leased by the Company. The leases expire at various times over the next ten years. Although the Company believes that its facilities, as well as its rented hotel and conference facilities, are adequate to meet its current needs, the Company has recently purchased a 37,000 square foot facility for its U.S. subsidiary and has entered into a letter of intent to lease an additional 11,000 square feet for its Los Angeles headquarters. The Company intends to lease additional facilities for a number of its subsidiaries in the foreseeable future. The Company's headquarters is located at 6053 West Century Boulevard, Los Angeles, California 90045. The table below sets forth certain information regarding Learning Tree facilities--classroom sites and offices--as of June 30, 1996:

LOCATION               NO. OF     AREA IN
(METROPOLITAN AREA)  CLASSROOMS SQUARE FEET
- -------------------  ---------- -----------
Los Angeles, CA...        3       34,145
Boston, MA........        2        5,555
Washington, DC (3
 sites)...........       13       43,869
Santa Clara, CA...      N/A          150

LOCATION               NO. OF     AREA IN
(METROPOLITAN AREA)  CLASSROOMS SQUARE FEET
- -------------------  ---------- -----------
Paris, France.....       12       36,814
London, England (2
 sites)...........       13       33,577
Toronto, Canada...        4       10,830
Ottawa, Canada....        4       13,895
Stockholm,
 Sweden...........        4        9,149
Tokyo, Japan......      N/A          646

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table provides information regarding the executive officers and directors of the Company as of June 30, 1996. Biographical information for each of the persons set forth in the table is presented below.

    NAME                  AGE                         TITLE
    ----                  ---                         -----
David C. Collins(1)......  55 Chairman of the Board of Directors and Chief
                               Executive Officer
Eric R. Garen............  49 President and Director
Max S. Shevitz...........  41 Executive Vice President and Director
Gary R. Wright...........  39 Vice President, Finance, Chief Financial Officer and
                               Secretary
Mary C. Adams............  40 Vice President, Administration, Investor Relations
                               and Assistant Secretary
W. Mathew Juechter(1)......63.Director
Michael W. Kane(1).......  45 Director
Alan B. Salisbury........  59 Director and President and General Manager, Learning
                               Tree International USA, Inc.

- --------
(1)Member of the Audit Committee and the Compensation Committee.

  Dr. Collins, a co-founder of the Company, has been Chairman of the Board and Chief Executive Officer since the Company's business began in 1974 (under the name Integrated Computer Systems Publishing Co., Inc.). Dr. Collins has a Bachelor of Science degree (with distinction) in Electrical Engineering from Stanford University, and Masters and Ph.D. degrees in Electrical Engineering from the University of Southern California.

  Mr. Garen, a co-founder of the Company, has served first as Executive Vice President and then as President of the Company since the Company's business began in 1974. Mr. Garen holds a Bachelors degree in Electrical Engineering from the California Institute of Technology and a Masters degree in Computer Science from the University of Southern California, both with honors.

  Mr. Shevitz has been Executive Vice President of the Company since July 1994, and was General Manager of Learning Tree International U.S.A, Inc., a subsidiary of the Company, from September 1988 to December 1993. From January to July 1994, Mr. Shevitz was Executive Vice President at Sigma International, Inc., a customer service training company. From 1986 to 1988, Mr. Shevitz was the founder and President of MD Technology, Inc., a medical diagnostic equipment company.

  Mr. Wright has been Vice President, Finance and Chief Financial Officer of the Company since January 1995, and from January 1990 to that time he was Corporate Controller of the Company. From April 1983 to January 1990, Mr. Wright was employed by The Flying Tiger Line Inc. and its parent company, Tiger International, Inc., a publicly-held transportation company, where he held a variety of financial executive positions, including Assistant Controller and Director of Financial Reporting. Prior to April 1983, Mr. Wright worked at the public accounting firm of Arthur Andersen LLP. Mr. Wright is a certified public accountant.

  Ms. Adams has served as Vice President, Administration since September 1995. She began her association with the Company in September 1975 and has held a variety of positions in the Company. Ms. Adams is also the President of Advanced Technology Marketing, Inc., a wholly-owned subsidiary of the Company, and manages the Company's Investor Relations Department.

  Mr. Juechter has been a director of the Company since June 1987. Since 1991, he has been the Chief Executive Officer of ARC International Ltd., a management consulting and training company. From 1986 to 1991, Mr. Juechter was Managing Director of IRA, Inc. in St. Paul, Minnesota, a management consulting company. Mr. Juechter was President and Chief Executive Officer of Wilson Learning Corp., a multi-national training organization, from 1977 to 1986. From 1989 to 1995, Mr. Juechter served as President of the Board of Governors of the American Society for Training and Development (ASTD).

  Dr. Kane has served as a director of the Company since February 1995. Since 1991, he has been President and Chief Executive Officer of M. Kane & Company, Inc., an investment banking firm focusing primarily on technology companies. From 1987 to 1988, he was an investment banker with L.F. Rothschild & Co., Inc. and from 1988 to 1991 was an investment banker with Oppenheimer & Co., Inc. From 1984 to 1987, he practiced primarily corporate and securities law with the law firm of Irell & Manella (corporate counsel to the Company), and prior to that he was a Project Leader in the Systems Sciences Department of The Rand Corporation and was an independent consultant to the satellite telecommunications industry. Dr. Kane has a Bachelor of Arts degree in Political Science from the University of Wisconsin--Madison and a Master's degree in International Relations, a Ph.D. degree in Political Science and a J.D. degree from the University of California, Los Angeles.

  Dr. Salisbury has been President and General Manager of Learning Tree International (USA), the Company's operating subsidiary in the United States, since April 1993. From 1991 until he joined the Company in 1993, Dr. Salisbury was Chief Operating Officer of Microelectronics and Computer Technology Corporation (MCC), an organization involved in the research and development of IT products located in Austin, Texas; and from 1987 to 1991, he was President of the Contel Technology Center, the research and development group of an independent telephone company located in Chantilly, Virginia. Dr. Salisbury is a director of Sybase, Inc., a database software developer and Telepad Corporation, a computer manufacturer. The author of numerous books and articles related to information technology and training, Dr. Salisbury served in the United States Army from 1958 to 1987, when he retired as Commanding General of the U.S. Army Information Systems Engineering Command. He holds a Bachelor of Science degree (with distinction) from the U.S. Military Academy, and Masters and Ph.D. degrees in Electrical Engineering and Computer Science from Stanford University.

  David C. Collins and Mary C. Adams are married. There are no other family relationships among any of the directors or executive officers of the Company.

BOARD OF DIRECTORS

  The Company's Board of Directors has six members and is divided into three classes. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a full three-year term. However, the initial term of the first two classes will expire at the annual meeting of stockholders to be held in 1997; and the initial term of the third class will expire at the annual meeting of stockholders to be held in 1998. Alan B. Salisbury and W. Mathew Juechter are members of the first class; Max Shevitz and Michael W. Kane are members of the second class; and David C. Collins and Eric R. Garen are members of the third class. At each annual meeting of the stockholders, directors will be elected for a three-year term to succeed the directors whose terms are then to expire. The Company's officers serve at the discretion of the Board of Directors.

  Directors' Compensation. No director who is an employee of the Company is compensated for service as a member of the Board of Directors or for service on any committee of the Board of Directors. Compensation for non-employee directors (other than committee chairpersons) consists of a monthly retainer of $1,000. Compensation for non-employee chairpersons of committees consists of an annual retainer of $3,000. Compensation for all non-employee directors also consists of a $500 fee for each Board meeting and a $250 fee for each Committee meeting attended. Directors are reimbursed for travel and out-of-pocket expenses incurred on behalf of the Company.

  Committees of the Board of Directors. The Board of Directors of the Company has established an Audit Committee and a Compensation Committee.

  Audit Committee. The Audit Committee will support the independence of the Company's external and internal auditors and the objectivity of the Company's financial statements. The Audit Committee will (a) review the Company's principal policies for accounting, internal control and financial reporting,
(b) recommend to the Company's Board of Directors the engagement or discharge of the external auditors, (c) review with the external auditors the plan, scope and timing of their audit and (d) review the auditors' fees and, after completion of the audit, review with management the external auditors' report. The Audit Committee will also review, before publication, the annual financial statements of the Company, the independence of the external auditors, the adequacy of the Company's internal accounting control system, and the Company's policies on business integrity and ethics and conflicts of interest. The Audit Committee will also perform a number of other review functions related to auditing the financial statements and internal controls. The current members of the Audit Committee are Michael W. Kane, W. Mathew Juechter and David C. Collins.

  Compensation Committee. The Compensation Committee will (a) review and make recommendations to the Company's Board of Directors with respect to the direct and indirect compensation and employee benefits of the Chairman, President and other elected officers of the Company, (b) review, administer and make recommendations to the Company's Board of Directors with respect to any incentive plans and bonus plans that include elected officers and (c) review the Company's policies relating to the compensation of senior management and other employees. In addition, the Committee will review management's long-range planning for executive development and succession, establish and periodically review policies on perquisites and perform certain other review functions relating to management compensation and employee relations policies. The members of the Compensation Committee are Michael W. Kane, W. Mathew Juechter and David C. Collins.

  Compensation Committee Interlocks and Insider Participation. During the fiscal year ending September 30, 1995, the Company did not have a compensation committee. All matters concerning executive compensation were addressed by Dr. Collins and Mr. Garen.

EXECUTIVE COMPENSATION

  The following table sets forth certain information with respect to compensation for the Company's Chief Executive Officer and the three most highly compensated executive officers of the Company with annual compensation in excess of $100,000 during the fiscal year ended September 30, 1995:

       SUMMARY COMPENSATION TABLE FOR THE YEAR ENDED SEPTEMBER 30, 1995

                                         ANNUAL COMPENSATION(1)
                                         -----------------------    ALL OTHER
      NAME AND PRINCIPAL POSITION          SALARY       BONUS    COMPENSATION(2)
      ---------------------------        ----------- ----------- ---------------
David C. Collins.......................  $   300,000 $   215,115     $4,560
Chairman of the Board of Directors and
 Chief Executive Officer
Eric R. Garen..........................      300,000     215,115      4,560
President and Director
Max S. Shevitz.........................      100,000     323,222      4,518
Executive Vice President and Director
Gary R. Wright.........................      140,000      42,138      2,165
Vice President--Finance and Chief
 Financial Officer and Secretary
Alan B. Salisbury......................      174,695     180,717      4,749
President and General Manager, Learning
 Tree International USA, Inc. and
 Director

- --------
(1) Certain of the Company's executive officers receive personal benefits in addition to salary and cash bonuses, including car allowances. The aggregate amount of such personal benefits, however, does not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for the named executive officers.
(2) These amounts represent contributions made by the Company to a defined contribution plan.

STOCK OPTION PLAN

  In September 1995, the Company adopted the 1995 Stock Option Plan (the "Stock Option Plan"), which provides for the issuance of incentive stock options within the meaning of Section 422 of the Code and non-qualified stock options to purchase an aggregate of up to 1,500,000 shares of the Common Stock of the Company. The Stock Option Plan permits the grant of options to officers, employees, directors and consultants of the Company.

  The Stock Option Plan is administered by a committee of the Board of Directors (the "Committee") composed of Mr. Garen and Dr. Collins, who are not eligible to participate in the Plan. Each option will be evidenced by written agreement in a form approved by the Committee. No options granted under the Stock Option Plan will be transferable by the optionee other than by will or by the laws of descent and distribution, and each option will be exercisable, during the lifetime of the optionee, only by the optionee.

  Under the Stock Option Plan, the exercise price of an incentive stock option must be at least equal to 100% of the fair market value of the Common Stock on the date of grant (110% of the fair market value in the case of options granted to employees who hold more than ten percent of the voting power of Company's capital stock on the date of grant). The exercise price of a non-qualified stock option must be not less than the par value of a share of the Common Stock on the date of grant. The term of an incentive or non-qualified stock option is not to exceed ten years (five years in the case of an incentive stock option granted to a ten percent holder). The Committee has the discretion to determine the vesting schedule and the period required for full exercisability of stock options; however, in no event can the Committee shorten such period to less than six months. Upon exercise of any option granted under the Stock Option Plan, the exercise price may be paid in cash, and/or such other form of payment as may be permitted under the applicable option agreement, including, without limitation, previously owned shares of Common Stock.

  The Company intends to grant options to purchase an aggregate of between 300,000 and 500,000 shares of its Common Stock to its management, employees and course instructors in the near future. It is anticipated that the exercise price of such options will be at least 100% of the fair market value of the underlying shares on the grant date and the options will vest ratably over a four-year period.

OTHER EMPLOYEE BENEFIT PLANS

  401(k) Plan (U.S. Employees). The Company has adopted the Learning Tree International, Inc. Profit-Sharing and Deferred Savings Plan (the "401(k) Plan"), which is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). All employees of the Company and its U.S. subsidiary who have attained 18 years of age and have met the plan's service requirements are eligible to participate in the 401(k) Plan. Each eligible employee may contribute to the 401(k) Plan, through payroll deductions, up to 15% of his or her salary, subject to statutory limitations. For each $1.00 invested by an employee, the Company contributes $0.25 up to one and one-half percent of such employee's salary. In addition, the Company makes qualified nonelective contributions to the 401(k) Plan on an annual basis that are equivalent to one and one half percent of the annual compensation of the participant. The 401(k) Plan permits, but does not require, additional contributions to the 401(k) Plan by the Company. Under
Section 401(k) of the Code, contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and contributions by the Company will be deductible by the Company when made. In August 1996, the 401(k) Plan was amended. Pursuant to such amendment and effective October 1, 1996, the Company will contribute $0.75 for each $1.00 invested by participating employees. Such contributions by the Company cannot exceed four and one-half percent of such employees' salaries. Furthermore, qualified non-elective contributions will be eliminated as of that date.

  Benefit Plans--United Kingdom Employees. The Company's United Kingdom subsidiary maintains an employee contribution plan for the benefit of its employees who have attained 25 years of age and have met certain service requirements. Contributions to the plan range from 5.0% to 7.5% of each eligible employee's base salary, depending on length of service. Each eligible employee may make additional contributions up to an aggregate of 15% of the employee's gross taxable earnings. The plan's funds are maintained and administered by an independent insurance carrier.

EMPLOYMENT AGREEMENTS

  Pursuant to an employment agreement dated as of October 1, 1995 (the "Collins Agreement"), David C. Collins is employed as Chairman of the Board and Chief Executive Officer of the Company. The Collins Agreement provides that Dr. Collins will receive an annual base salary of $300,000 and additional incentive compensation if certain performance targets are met. In fiscal 1995, Dr. Collins earned $215,115 in incentive compensation. In addition, Dr. Collins is entitled to reimbursement of reasonable travel and business entertainment expenses authorized by the Company, as well as certain fringe benefits. In the event of the termination of Dr. Collins' employment with the Company, Dr. Collins has agreed, for a period of one year after the termination, not to offer any service or product in competition with the Company, whether directly or indirectly, in any area served by the Company at the date of termination. The Collins Agreement has a term of three years and is renewable, at Dr. Collins' option, for additional three year periods.

  Pursuant to an employment agreement dated as of October 1, 1995 (the "Garen Agreement"), Eric R. Garen is employed as President of the Company. The Garen Agreement provides that Mr. Garen will receive an annual base salary of $300,000 and additional incentive compensation if certain performance targets are met. In fiscal 1995, Mr. Garen earned $215,115 in incentive compensation. In addition, Mr. Garen is entitled to reimbursement of reasonable travel and business entertainment expenses authorized by the Company, as well as certain fringe benefits. In the event of the termination of Mr. Garen's employment with the Company, Mr. Garen has agreed, for a period of one year after the termination, not to offer any service or product in competition with the Company, whether directly or indirectly, in any area served by the Company at the date of termination. The Garen Agreement has a term of three years and is renewable, at Mr. Garen's option, for additional three year periods.

  Pursuant to an employment agreement dated as of July 18, 1994, as amended (the "Shevitz Agreement"), Max S. Shevitz is employed as Executive Vice President of the Company. The Shevitz Agreement provides that Mr. Shevitz will receive an annual base salary of $100,000, as well as incentive compensation to be determined by the Board of Directors. In fiscal 1995, Mr. Shevitz earned $323,222 in incentive compensation. In addition, Mr. Shevitz has agreed, for a period of two years following the termination of the Shevitz Agreement, not to
(i) solicit any of the Company's customers with whom he did business or was acquainted during the term of the Shevitz Agreement and (ii) disclose any information pertaining to the Company's customers or the contents of any mailing list prepared or used by the Company during or prior to the term of the Shevitz Agreement. The Shevitz Agreement is terminable by either party at any time upon two weeks' prior written notice.

  Pursuant to an employment agreement dated as of January 8, 1990, as amended (the "Wright Agreement"), Gary R. Wright is employed as Vice President-Finance and Chief Financial Officer of the Company. The Wright Agreement provides that, as of January 1995, Mr. Wright will receive an annual base salary of $140,000, as well as incentive compensation to be determined by the Board of Directors. In fiscal 1995, Mr. Wright earned $42,138 in incentive compensation. In addition, Mr. Wright has agreed, for a period of two years following the termination of the Wright Agreement, not to (i) solicit any of the Company's customers with whom he did business or was acquainted during the term of the Wright Agreement and (ii) disclose any information pertaining to the Company's customers or the contents of any mailing list prepared or used by the Company during or prior to the term of the Wright Agreement. The Wright Agreement is terminable by either party at any time.

  Pursuant to an employment agreement dated as of April 19, 1993 (the "Salisbury Agreement"), Alan B. Salisbury is employed as President and General Manager of Learning Tree International USA, Inc. (the "U.S. Subsidiary"). The Salisbury Agreement provides that Dr. Salisbury will receive an annual base salary of $174,695, as well as incentive compensation to be determined by the Board of Directors. In fiscal 1995, Dr. Salisbury earned $180,717 in incentive compensation. On termination of employment with the U.S. Subsidiary, Dr. Salisbury will receive one month's salary per year of employment, with a minimum of at least three months salary, and the pro rata portion of the incentive compensation described above. In addition, Dr. Salisbury has agreed, for a period of two years following the termination of the Salisbury Agreement, not to (i) solicit any of the U.S. Subsidiary's customers with whom he did business or was acquainted during the term of the Salisbury Agreement and (ii) disclose any information pertaining to the U.S. Subsidiary's customers or the contents of any mailing list prepared or used by the U.S. Subsidiary during or prior to the term of the Salisbury Agreement. The Salisbury Agreement is terminable by either party at any time.

STOCKHOLDERS AGREEMENT

  Dr. Collins and Mr. Garen have entered into a Stockholders Agreement dated as of October 1, 1995 (the "Stockholders Agreement"). The Stockholders Agreement provides that (i) the non-transferring stockholder shall have a right of first refusal with respect to any transfer that is not made to certain affiliates or pursuant to either an underwritten public offering or Rule 144 of the Securities Act (a "Restricted Transfer"); and (ii) in addition to the foregoing restriction, no Restricted Transfer to any person or group involving more than five percent of the then outstanding Common Stock may be effected without the prior consent of the non-transferring stockholder.

                             CERTAIN TRANSACTIONS

  On January 6, 1995, the Company and M. Kane & Company, Inc. ("MKC") entered into an agreement pursuant to which MKC agreed to provide financial advice and assistance, including valuation-related analyses of the Company and advice to the Company about strategic financial alternatives and to assist the Company in structuring and conducting the Company's initial public offering. In consideration for such services, MKC received a retainer of $10,000 per month from January 1995 through June 1995, and was paid $15,000 per month from July 1995 until December 1995. MKC also received $776,250 or 1.875% of the gross proceeds of the Company's initial public offering, less the monthly retainer payments received by it. In addition, the Company reimbursed MKC for its reasonable out-of-pocket fees and expenses. This agreement terminated upon the settlement date of the Company's initial public offering. Michael W. Kane, President of MKC, also is a Director of the Company. The Company believes that the foregoing transactions were on terms no less favorable to the Company than could be obtained from unaffiliated parties.

  On July 12, 1996, the Company and MKC entered into an agreement pursuant to which MKC agreed to provide financial advisory services and assist the Company in structuring and conducting this Offering. In consideration of such services, MKC will be compensated by a retainer of $15,000 per month from July 1996 until the month in which the closing or abandonment of this Offering occurs. MKC will also receive 1.875% of the gross proceeds of this Offering, less the monthly retainers received by it. In addition, the Company must reimburse MKC for its reasonable out-of-pocket fees and expenses. This agreement may be terminated by either party at any time upon thirty days' notice, and the agreement will automatically terminate upon the earliest to occur of the consummation or abandonment of this Offering or twelve months after the date of the agreement.

  During the Company's last three fiscal years, the Company has, from time to time, issued shares of its Common Stock to its employees, including certain of its executive officers and directors (see table below). Prior to the Company's initial public offering, the price per share purchased by these executive officers and directors was based on a formula valuation. The Company has not sold any shares of its Common Stock to its executive officers and directors since its initial public offering. The shares issued in fiscal 1995 and certain of the shares issued in fiscal 1994 are subject to repurchase options, in the event of termination of employment, at the sole discretion of the Company. Such repurchase options expire over a four-year period at a rate of 25% per year.

                                                            FISCAL YEAR
                                                      --------------------------
                                                       1993       1994    1995
                                                      -------    ------- -------
     Max S. Shevitz..................................  87,840(1) 175,680     --
     Gary R. Wright..................................     --         --  146,400
     Michael W. Kane.................................     --         --   36,600
     Alan B. Salisbury............................... 175,680        --      --
     Mary C. Adams...................................     --      43,920  18,300

    --------
    (1) Repurchased in fiscal 1994 by the Company pursuant to a repurchase agreement.

  In partial payment for the purchased shares described above, certain officers and directors have executed promissory notes in favor of the Company with interest at an annual rate of 7%. The maximum outstanding amounts of such promissory notes during fiscal 1993, 1994 and 1995 and the amounts outstanding at June 30, 1996, were as follows:

                                                 FISCAL YEAR
                                          -------------------------- AT JUNE 30,
                                            1993     1994     1995      1996
                                          -------- -------- -------- -----------
     Max S. Shevitz...................... $ 53,345 $ 52,068 $153,115  $    --
     Gary R. Wright......................   13,034    9,481  129,421   107,171
     Alan B. Salisbury...................  106,690  104,874   95,563       --
     Michael W. Kane.....................      --       --    31,899       --
     Mary C. Adams.......................      --    26,672   35,728    29,840

  In March 1996, the Company repurchased 26,393 shares of Common Stock from its employees and directors in exchange for the cancellation of notes receivable from such stockholders in the amount of $446,000. In addition, during March 1996, notes receivable from stockholders in the amount of $19,000 were offset against the equivalent amount of notes payable to such stockholders. The number of shares repurchased in this transaction from directors and officers of the Company and the note amounts offset were as follows:

                                                               NOTE      NOTE
                                      SHARES      AGGREGATE   PAYABLE RECEIVABLE
                                    REPURCHASED CONSIDERATION OFFSET    OFFSET
                                    ----------- ------------- ------- ----------
   Max S. Shevitz..................    8,480      $143,312    $1,640   $144,952
   Alan B. Salisbury...............    4,603        77,791       --      77,791
   Michael W. Kane.................    1,764        29,812       --      29,812

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth the beneficial ownership of the Common Stock of the Company as of June 30, 1996 and as adjusted to reflect the sale of the shares of Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment option) by (i) each person or entity known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each of the Company's directors, (iii) each of the persons named in the Summary Compensation Table, (iv) all directors and executive officers as a group and (v) each Selling Stockholder. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                      SHARES BENEFICIALLY     SHARES   SHARES BENEFICIALLY
                                         OWNED PRIOR TO        TO BE       OWNED AFTER
                                          OFFERING(1)          SOLD        OFFERING(1)
                                      ---------------------  --------- -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER   NUMBER(2)   PERCENT    NUMBER     NUMBER     PERCENT
- ------------------------------------  ------------ --------  --------- ------------ ----------
David C. Collins(3)(4)..                 4,812,600    33.7%    800,000    4,012,600     27.4%
Eric R. Garen(3)........                 4,642,600    32.5     800,000    3,842,600     26.2
Max S. Shevitz(2).......                   167,200     1.2           0      167,200      1.1
Gary R. Wright(2).......                   183,000     1.3           0      183,000      1.2
Alan B. Salisbury.......                   171,077     1.2           0      171,077      1.2
W. Mathew Juechter......                    87,840       *           0       87,840        *
Michael W. Kane(2)......                    34,836       *           0       34,836        *
All directors and
 executive officers as a
 group (8 persons)......                10,296,793    72.2%  1,600,000    8,696,793     59.3%

- --------
 * Less than 1%.
(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares that such person or group has the right to acquire within 60 days after the date as of which information in this table is provided; and for purposes of computing the percentage of outstanding shares held by each person or group on that date, such shares are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2) With respect to the following individuals, a certain number of shares are subject to repurchase agreements allowing the Company to repurchase the shares at specified prices and conditions, including termination of employment of the stockholder: Mr. Wright (109,800 shares), Mr. Kane (27,450 shares), Mr. Shevitz (87,840 shares).
(3) Dr. Collins is the Chairman of the Board of Directors and Chief Executive Officer of the Company and Mr. Garen is the President and a director of the Company. The address of these individuals is Learning Tree International, Inc., 6053 West Century Boulevard, Los Angeles, California 90045-0028.
(4) David C. Collins and Mary C. Adams, the Company's Vice President, Administration, are married but disclaim beneficial ownership of each other's shares.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's authorized capital stock consists of 25,000,000 shares of Common Stock, $.0001 par value, and 10,000,000 shares of preferred stock, $.0001 par value (the "Preferred Stock"). Prior to the Offering, 14,263,012 shares of Common Stock were outstanding. No shares of Preferred Stock have been issued.

COMMON STOCK

  All outstanding shares of the Common Stock are, and all shares of Common Stock to be outstanding upon completion of the Offering will be, validly issued, fully paid and nonassessable. Each outstanding share of Common Stock will be entitled to such dividends as may be declared from time to time by the Company's Board of Directors consistent with the provisions of the Company's Certificate of Incorporation, Bylaws and applicable law. See "Dividend Policy." Each outstanding share is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights, and therefore, the holders of a majority of the shares voting for the election of the classified Board of Directors can elect all of the Directors in any class up for election, if they so choose. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to receive on a pro rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of Preferred Stock. Holders of Common Stock have no conversion rights or preemptive rights to purchase or subscribe for additional Common Stock or any other securities of the Company.

PREFERRED STOCK

  The authorized Preferred Stock of the Company is available for issuance from time to time at the discretion of the Board of Directors of the Company without stockholder approval. The Board of Directors has the authority to prescribe, for each series of Preferred Stock it establishes, the number of shares in that series, the consideration (not less than its par value) for such shares in that series and the designations, powers, preferences and the relative, participating, optional or other special rights, and such qualifications, limitations or restrictions of the shares in that series. Depending upon the rights of such Preferred Stock, the issuance of Preferred Stock could have an adverse effect on holders of Common Stock by delaying or preventing a change in control of the Company, making removal of the present management of the Company more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of Common Stock. The Company currently has no intention to issue any shares of any class or series of its Preferred Stock.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

  After the Offering, there will be 10,336,988 shares of Common Stock and 10,000,000 shares of Preferred Stock available for future issuance. Delaware law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. The Company currently does not have any plans to issue additional shares of Common Stock or Preferred Stock.

  One of the effects of the existence of unissued and unreserved Common Stock and Preferred Stock may be to enable the Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management and possibly deprive the stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company pursuant to the operation of a stockholders' rights plan or otherwise.

PROVISIONS OF CERTIFICATE OF INCORPORATION AND BYLAWS AFFECTING CHANGE IN
CONTROL

  The Certificate of Incorporation and Bylaws provide that the Board of Directors will be divided into three classes of directors, each class to be as nearly equal in number as possible. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a full three-year term. Under Delaware law, members of a classified Board of Directors can be removed by stockholders only for "cause" unless a corporation's certificate of incorporation otherwise provides (which the Company's Certificate of Incorporation does not). The Certificate of Incorporation provides that the Board of Directors shall consist of six members. The number of directors may be changed from time to time by resolution of the Board of Directors. The affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote is required to amend, alter, change or repeal the classified board of directors provisions of the Certificate of Incorporation or to remove a director with cause prior to the expiration of his term. Under the classified board of directors provisions described above, it would take at least two elections of directors for any individual or group to gain control of the Board of Directors. Accordingly, these provisions may discourage a third party from making a tender offer or otherwise attempting to gain control of the Company, and may maintain the incumbency of the Board of Directors.

DELAWARE GENERAL CORPORATION LAW

  Pursuant to Section 203 of the Delaware General Corporation Law ("Section 203"), with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless (a) the transaction that results in the person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, or (b) upon consummation of the transaction which results in the stockholder becoming an interested stockholder the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and officers, and shares owned by certain employee stock plans or (c) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and authorized at annual and special meetings of stockholders and not by written consent, by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is any person, other than the corporation and any direct or indirect majority-owned subsidiaries, that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder or (c) an affiliate or associate of such person.

  Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Company's Certificate of Incorporation does not exclude the Company from the restrictions imposed under Section 203. The provisions of
Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Company's Board of Directors, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  The Company's Amended and Restated Certificate and Bylaws contain certain provisions permitted under the Delaware General Corporation Law (the "DGCL") relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or knowing violation of law. The Company's Amended and Restated Certificate and Bylaws also contain provisions requiring the Company to indemnify its directors and officers to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's Common Stock is American Securities Transfer & Trust, Incorporated.

                        SHARES ELIGIBLE FOR FUTURE SALE

  The Common Stock has only been publicly traded since the Company's initial public offering on December 6, 1995, and there is no assurance that a significant public market for the Common Stock will be sustained after this Offering. Future sales of substantial amounts of shares of Common Stock in the public market could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through the sale of its equity securities.

  Upon completion of this Offering, the Company will have 14,663,012 shares of Common Stock outstanding approximately 5,450,000 of which will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by an existing "affiliate" of the Company, as that term is defined in Rule 144 under the Securities Act (an "Affiliate"), which shares will be subject to the resale limitation of Rule 144. There will be an additional 9,095,000 shares of Common Stock outstanding which will be "restricted securities" as defined in Rule 144 (the "Restricted Shares") of which 8,078,000 shares will be subject to certain volume and other resale restrictions. In addition, approximately 118,000 shares will be eligible for immediate sale in the public market without restriction pursuant to Rule 144(k) under the Securities Act.

  Approximately 8,697,000 issued and outstanding shares of Common Stock retained by certain existing shareholders and directors (the "Lock-up Restricted Shares") and described above are subject to lock-up agreements between the holders thereof and Robertson, Stephens & Company LLC, Piper Jaffray Inc., Smith Barney Inc., and M. Kane & Company, Inc., the representatives of the several Underwriters in this Offering ("Representatives"), pursuant to which the holders of Lock-up Restricted Shares have agreed not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of Common Stock of the Company until 90 days after the date of this Prospectus. The Lock-up Restricted Shares may only be sold prior to the expiration of the lock-up period upon the prior written consent of the Representatives. Assuming no Lock-up Restricted Shares are released from the lock-up agreements before the lock-up period expires, upon such expiration none of the Lock-up Restricted Shares will be eligible for sale pursuant to Rule 144(k) and approximately 8,078,000 Lock-up Restricted Shares will be eligible for sale subject to the volume and other requirements of Rule 144. The remaining Restricted Shares will become eligible for sale pursuant to Rule 144 upon the expiration of their two-year holding periods. Robertson, Stephens & Company LLC, in its sole discretion, may release any or all of the Lock-up Restricted Shares, prior to the expiration of these lock-up agreements, with or without public announcement of such release.

  In general, under Rule 144 as currently in effect, beginning 90 days after the Effective Date, a person (or persons whose shares are aggregated under that Rule) who owns shares that were purchased from the Company (or any Affiliate) at least two years previously, including persons who may be deemed Affiliates of the Company, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 146,630 shares immediately after this offering) or the average weekly trading volume of the Company's Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 also are subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 that were purchased from the Company (or any Affiliate) at least three years previously, would be entitled to sell those shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public requirements or notice requirements.

  Subject to certain limited exceptions, the Company has agreed that until 90 days after the date of this Prospectus, the Company shall not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock without the prior written consent of the Representatives.

  The Company intends to file a registration statement under the Securities Act covering 1,500,000 shares of Common Stock issued or reserved for issuance under the Company's 1995 Stock Option Plan. All the shares registered under the registration statement will, subject to Rule 144 volume limitations applicable to Affiliates and the lapsing of the repurchasing options granted the Company, if any, under the terms of the options, be available for resale in the open market upon the exercise of vested options. At June 30, 1996, no options to purchase shares were issued or outstanding under the 1995 Stock Option Plan. However, the Company intends to grant options to purchase an aggregate of between 300,000 and 500,000 shares of Common Stock to its employees in the near future. See "Management--Stock Option Plan".

                                 UNDERWRITING

  The Underwriters named below, acting through their representatives, Robertson, Stephens & Company LLC, Piper Jaffray Inc., Smith Barney Inc. and
M. Kane & Company, Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Stockholders the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                       NUMBER OF
           UNDERWRITER                                                  SHARES
           -----------                                                 ---------
     Robertson, Stephens & Company LLC................................
     Piper Jaffray Inc. ..............................................
     Smith Barney Inc. ...............................................
     M. Kane & Company, Inc...........................................
                                                                       ---------
       Total.......................................................... 2,000,000
                                                                       =========

  The Company and the Selling Stockholders have been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not more
than $   per share, of which $    may be reallowed to other dealers. After the
offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company or the Selling Stockholders as set forth on the cover page of this Prospectus.

  The Selling Stockholders have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the same price per share as the Company and the Selling Stockholders receive for the 2,000,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares as the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 2,000,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 2,000,000 shares are being sold.

  The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Selling Stockholders and the Company against certain civil liabilities, including liabilities under the Securities Act.

  The directors and certain of the officers of the Company have agreed with the Representatives for a period of 90 days after the date of this Prospectus (the "Lock-Up Period"), subject to certain limited exceptions, not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase shares of Common Stock or any securities convertible or exchangeable for shares of Common Stock now owned or hereafter acquired directly by such holders or with respect to which they have the power of disposition without the prior written consent of Robertson, Stephens & Company LLC, which may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the shares subject to the lock-up agreements. In addition, the Company has agreed that during the Lock-Up Period, it will not, without the prior written consent of Robertson, Stephens & Company LLC, subject to certain limited exceptions, issue, sell, or otherwise dispose of any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the Company's issuance of options under existing employee stock option plans.

  The offering price for the Common Stock will be determined by negotiations among the Company and the Representatives of the Underwriters, based largely upon the market price for the Common Stock as reported on the Nasdaq National Market.

  The rules of the Commission generally prohibit the Underwriters and other members of the selling group from making a market in the Company's Common Stock during the period immediately preceding the commencement of sales in the offering. The Commission has, however, adopted an exemption from these rules that permits passive market making under certain conditions. These rules permit an Underwriter or other member of the selling group to continue to make a market in the Company's Common Stock subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Underwriters and other members of the selling group intend to engage in passive market making in the Company's Common Stock during such period.

  The Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

  Michael W. Kane, a principal of M. Kane & Company, Inc., one of the Representatives, is a director of the Company and owns 34,836 shares of the Company's Common Stock. In addition, M. Kane & Company, Inc. has provided certain financial advisory services on behalf of the Company, for which it received monetary compensation. See "Certain Transactions." M. Kane & Company, Inc. was first registered as a broker-dealer in July 1994. Its President, Michael W. Kane, previously has worked as an investment banker with responsibility for underwritten public offerings. See "Management--Executive Officers and Directors."

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby is being passed upon for the Company and the Selling Stockholders by Irell & Manella LLP, Los Angeles, California. Certain legal matters with respect to this Offering are being passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

  The consolidated financial statements of the Company as of September 30, 1994 and 1995, and for each of the three years in the period ended September 30, 1995 included in this Prospectus in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The SEC's Internet address is http://www.sec.gov. The SEC Web site also contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

               LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Public Accountants..................................  F-2
Consolidated Balance Sheets at September 30, 1994 and 1995 and June 30,
 1996.....................................................................  F-3
Consolidated Statements of Operations for the fiscal years ended September
 30, 1993, 1994 and 1995 and for the nine months ended June 30, 1995 and
 1996.....................................................................  F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the fiscal years ended September 30, 1993, 1994 and 1995 and for the nine months ended June 30, 1996......................................................  F-5
Consolidated Statements of Cash Flows for the fiscal years ended September
 30, 1993, 1994 and 1995 and for the nine months ended June 30, 1995 and
 1996.....................................................................  F-7
Notes to Consolidated Financial Statements................................  F-8

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Learning Tree International, Inc.:

  We have audited the accompanying consolidated balance sheets of Learning Tree International, Inc. (a Delaware corporation) and subsidiaries as of September 30, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Learning Tree International, Inc. and subsidiaries as of September 30, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.



                                                  Arthur Andersen LLP

Los Angeles, California
October 31, 1995

               LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                             SEPTEMBER 30,
                                        -------------------------
                                                                    JUNE 30,
                                           1994          1995         1996
                                        -----------  ------------  -----------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents............ $ 2,774,000  $ 10,029,000  $46,628,000
  Short-term interest-bearing invest-
   ments held to maturity..............         --            --     2,434,000
  Trade accounts receivable, less
   allowances of $197,000, $259,000 and
   $306,000, respectively..............   6,284,000     8,623,000   10,102,000
  Prepaid marketing expenses...........     357,000       707,000      616,000
  Prepaid expenses and other...........   1,357,000     1,977,000    2,022,000
                                        -----------  ------------  -----------
    Total current assets...............  10,772,000    21,336,000   61,802,000
                                        -----------  ------------  -----------
Equipment and leasehold improvements:
  Education and office equipment.......  12,168,000    15,352,000   19,558,000
  Transportation equipment.............      80,000        80,000       79,000
  Leasehold improvements...............   1,365,000     1,448,000    1,673,000
                                        -----------  ------------  -----------
                                         13,613,000    16,880,000   21,310,000
  Less: accumulated depreciation and
   amortization........................  (9,306,000)  (11,124,000)  13,101,000
                                        -----------  ------------  -----------
                                          4,307,000     5,756,000    8,209,000
Deferred income taxes..................     341,000       478,000      476,000
Other assets...........................     886,000       857,000    1,683,000
                                        -----------  ------------  -----------
    Total assets....................... $16,306,000  $ 28,427,000  $72,170,000
                                        ===========  ============  ===========
LIABILITIES
Current liabilities:
  Current portion of debt and capital
   leases.............................. $   561,000  $    191,000  $   132,000
  Trade accounts payable...............   5,637,000     6,852,000    8,404,000
  Deferred revenue.....................   7,035,000    10,346,000   13,698,000
  Accrued payroll, benefits and related
   taxes...............................   1,431,000     2,606,000    2,067,000
  Other accrued liabilities............   1,731,000     1,775,000    2,584,000
  Income taxes payable.................      30,000     1,073,000    1,509,000
                                        -----------  ------------  -----------
    Total current liabilities..........  16,425,000    22,843,000   28,394,000
Long-term debt and capital leases, net
 of current portion....................     446,000       272,000      164,000
Deferred facilities rent...............   2,489,000     2,007,000    1,738,000
                                        -----------  ------------  -----------
    Total liabilities..................  19,360,000    25,122,000   30,296,000
                                        -----------  ------------  -----------
Commitments
STOCKHOLDERS' EQUITY (DEFICIT)
  Class A Common Stock, $.0001 par
   value, 23,000,000 shares authorized,
   9,955,000, 9,955,000 and 0 shares
   issued and outstanding,
   respectively........................       1,000         1,000          --
  Class B Common Stock, nonvoting,
   $.0001 par value, 2,000,000 shares
   authorized, 835,000, 1,417,000 and 0
   shares issued and outstanding,
   respectively........................         --            --           --
  Common Stock, $.0001 par value,
   25,000,000 shares authorized, 0, 0
   and 14,263,000 shares issued and
   outstanding, respectively...........         --            --         1,000
  Additional paid-in capital...........     322,000     1,216,000   32,023,000
  Notes receivable from stockholders...    (155,000)     (679,000)    (156,000)
  Deferred compensation--stockholders..         --       (287,000)    (227,000)
  Cumulative foreign currency transla-
   tion................................    (849,000)     (882,000)    (734,000)
  Retained earnings (accumulated defi-
   cit)................................  (2,373,000)    3,936,000   10,967,000
                                        -----------  ------------  -----------
    Total stockholders' equity (defi-
     cit)..............................  (3,054,000)    3,305,000   41,874,000
                                        -----------  ------------  -----------
    Total liabilities and stockholders'
     equity (deficit).................. $16,306,000  $ 28,427,000  $72,170,000
                                        ===========  ============  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

               LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    NINE MONTHS ENDED
                            FISCAL YEAR ENDED SEPTEMBER 30,             JUNE 30,
                          -------------------------------------  ------------------------
                             1993         1994         1995         1995         1996
                          -----------  -----------  -----------  -----------  -----------
                                                                       (UNAUDITED)
Revenues................  $49,329,000  $58,466,000  $78,818,000  $58,091,000  $73,604,000
Costs of revenues.......   19,754,000   23,665,000   30,731,000   22,359,000   28,498,000
                          -----------  -----------  -----------  -----------  -----------
  Gross profit..........   29,575,000   34,801,000   48,087,000   35,732,000   45,106,000
                          -----------  -----------  -----------  -----------  -----------
Operating expenses:
  Course development....    3,387,000    3,978,000    4,954,000    3,579,000    4,420,000
  Sales and marketing...   17,923,000   21,243,000   22,883,000   16,829,000   21,803,000
  General and adminis-
   trative..............    9,625,000    9,945,000   12,176,000    8,995,000    9,459,000
                          -----------  -----------  -----------  -----------  -----------
                           30,935,000   35,166,000   40,013,000   29,403,000   35,682,000
                          -----------  -----------  -----------  -----------  -----------
Income (loss) from oper-
 ations.................   (1,360,000)    (365,000)   8,074,000    6,329,000    9,424,000
                          -----------  -----------  -----------  -----------  -----------
Other income (expense):
  Interest expense......     (105,000)    (112,000)     (84,000)     (58,000)     (37,000)
  Interest income.......       70,000       87,000      331,000      147,000    1,385,000
  Foreign exchange......      543,000      101,000       30,000      239,000     (176,000)
  Other.................     (102,000)     (64,000)      (5,000)      62,000       (4,000)
                          -----------  -----------  -----------  -----------  -----------
                              406,000       12,000      272,000      390,000    1,168,000
                          -----------  -----------  -----------  -----------  -----------
Income (loss) before
 provision (credit) for
 income taxes...........     (954,000)    (353,000)   8,346,000    6,719,000   10,592,000
Provision (credit) for
 income taxes...........      (77,000)      90,000    1,866,000    1,268,000    3,124,000
                          -----------  -----------  -----------  -----------  -----------
Net income (loss).......  $  (877,000) $  (443,000) $ 6,480,000  $ 5,451,000  $ 7,468,000
                          ===========  ===========  ===========  ===========  ===========
Net income (loss) per
 common share and common
 equivalent share.......  $     (0.08) $     (0.04) $      0.57  $      0.48  $      0.55
                          ===========  ===========  ===========  ===========  ===========
Weighted average number
 of common and common
 equivalent shares
 outstanding............   11,478,000   11,512,000   11,364,000   11,363,000   13,551,000
                          ===========  ===========  ===========  ===========  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

               LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                              CLASS  CLASS                 NOTES                                RETAINED        TOTAL
                                A      B    ADDITIONAL   RECEIVABLE                CURRENCY     EARNINGS    STOCKHOLDERS'
                       COMMON COMMON COMMON  PAID-IN        FROM       DEFERRED   TRANSLATION (ACCUMULATED     EQUITY
                       STOCK  STOCK  STOCK*  CAPITAL    STOCKHOLDERS COMPENSATION ADJUSTMENT    DEFICIT)      (DEFICIT)
                       ------ ------ ------ ----------  ------------ ------------ ----------- ------------  -------------
FISCAL YEAR 1993:
Balance,
 September 30, 1992... $ --   $1,000 $ --   $  259,000   $ (98,000)   $     --     $ 143,000  $  (720,000)   $  (415,000)
Sales of Common
 Stock................   --      --    --      197,000    (182,000)         --           --           --          15,000
Repurchase of Common
 Stock................   --      --    --      (13,000)        --           --           --       (74,000)       (87,000)
Net loss..............   --      --    --          --          --           --           --      (877,000)      (877,000)
Foreign currency
 adjustments..........   --      --    --          --          --           --      (853,000)         --        (853,000)
Collections on notes
 receivable from
 stockholders.........   --      --    --          --       46,000          --           --           --          46,000
                       -----  ------ -----  ----------   ---------    ---------    ---------  -----------    -----------
Balance,
 September 30, 1993...   --    1,000   --      443,000    (234,000)         --      (710,000)  (1,671,000)    (2,171,000)
FISCAL YEAR 1994:
Sales of Common
 Stock................   --      --    --       52,000     (48,000)         --           --           --           4,000
Repurchase of Common
 Stock................   --      --    --     (173,000)     93,000          --           --      (259,000)      (339,000)
Net loss..............   --      --    --          --          --           --           --      (443,000)      (443,000)
Foreign currency
 adjustments..........   --      --    --          --          --           --      (139,000)         --        (139,000)
Collections on notes
 receivable from
 stockholders.........   --      --    --          --       34,000          --           --           --          34,000
                       -----  ------ -----  ----------   ---------    ---------    ---------  -----------    -----------
Balance,
 September 30, 1994...   --    1,000   --      322,000    (155,000)         --      (849,000)  (2,373,000)    (3,054,000)
FISCAL YEAR 1995:
Sales of Common
 Stock................   --      --    --      942,000    (579,000)    (321,000)         --           --          42,000
Repurchase of Common
 Stock................   --      --    --      (48,000)     23,000          --           --      (171,000)      (196,000)
Net income............   --      --    --          --          --           --           --     6,480,000      6,480,000
Amortization of
 deferred
 compensation.........   --      --    --          --          --        34,000          --           --          34,000
Foreign currency
 adjustments..........   --      --    --          --          --           --       (33,000)         --         (33,000)
Collections on notes
 receivable from
 stockholders.........   --      --    --          --       32,000          --           --           --          32,000
                       -----  ------ -----  ----------   ---------    ---------    ---------  -----------    -----------
Balance,
 September 30, 1995... $ --   $1,000 $ --   $1,216,000   $(679,000)   $(287,000)   $(882,000) $ 3,936,000    $ 3,305,000
                       =====  ====== =====  ==========   =========    =========    =========  ===========    ===========

- -------
* Par value amounts round to less than one thousand dollars.

  The accompanying notes are an integral part of these consolidated financial statements.

               LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                     CLASS                  NOTES                                RETAINED        TOTAL
                            CLASS A    B    ADDITIONAL    RECEIVABLE                CURRENCY     EARNINGS    STOCKHOLDERS'
                     COMMON COMMON   COMMON   PAID-IN        FROM       DEFERRED   TRANSLATION (ACCUMULATED     EQUITY
                     STOCK   STOCK   STOCK*   CAPITAL    STOCKHOLDERS COMPENSATION ADJUSTMENT    DEFICIT)      (DEFICIT)
                     ------ -------  ------ -----------  ------------ ------------ ----------- ------------  -------------
Balance,
 September 30,
 1995..............  $  --  $ 1,000  $ --   $ 1,216,000   $(679,000)   $(287,000)   $(882,000) $ 3,936,000    $ 3,305,000
                     ------ -------  -----  -----------   ---------    ---------    ---------  -----------    -----------
NINE MONTHS ENDED
 JUNE 30, 1996
 (unaudited)
Conversion of Class
 A and B Common
 Stock.............   1,000  (1,000)   --           --          --           --           --           --             --
Sales of Common
 Stock.............     --      --     --    30,847,000         --           --           --           --      30,847,000
Repurchase of
 Common Stock......     --      --     --       (40,000)    446,000          --           --      (437,000)       (31,000)
Net income.........     --      --     --           --          --           --           --     7,468,000      7,468,000
Amortization of
 deferred
 compensation......     --      --     --           --          --        60,000          --           --          60,000
Foreign currency
 adjustments.......     --      --     --           --          --           --       148,000          --         148,000
Collections on
 notes receivable
 from
 stockholders......     --      --     --           --       77,000          --           --           --          77,000
                     ------ -------  -----  -----------   ---------    ---------    ---------  -----------    -----------
Balance, June 30,
 1996..............  $1,000 $   --   $ --   $32,023,000   $(156,000)   $(227,000)   $(734,000) $10,967,000    $41,874,000
                     ====== =======  =====  ===========   =========    =========    =========  ===========    ===========

- -------
* Par value amounts round to less than one thousand dollars




  The accompanying notes are an integral part of these consolidated financial statements.

               LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                NINE MONTHS ENDED JUNE
                           FISCAL YEAR ENDED SEPTEMBER 30,               30,
                         -------------------------------------  -----------------------
                            1993         1994         1995         1995        1996
                         -----------  -----------  -----------  ----------  -----------
                                                                     (UNAUDITED)
Cash flows--operating
 activities:
  Net income (loss)..... $  (877,000) $  (443,000) $ 6,480,000  $5,451,000  $ 7,468,000
  Adjustments to
   reconcile net income
   (loss) to net cash
   provided by operating
   activities:
    Depreciation and
     amortization.......   1,610,000    1,669,000    2,146,000   1,479,000    2,283,000
    Deferred facilities
     rent charges.......    (257,000)    (243,000)    (481,000)   (415,000)    (262,000)
    Amortization of
     deferred
     compensation.......         --           --        34,000         --        60,000
    Unrealized foreign
     exchange gains.....    (695,000)    (132,000)     (77,000)   (327,000)     150,000
    Change in net assets
     and liabilities:
      Trade accounts
       receivable.......    (524,000)    (537,000)  (2,195,000)   (899,000)  (1,576,000)
      Prepaid marketing
       expenses.........    (258,000)     174,000     (335,000)   (114,000)      87,000
      Prepaid expenses
       and other........    (127,000)    (335,000)    (692,000)   (550,000)     (11,000)
      Income taxes......    (708,000)     130,000      960,000     459,000      381,000
      Trade accounts
       payable..........     603,000      712,000    1,155,000     660,000    1,601,000
      Deferred revenue..   1,970,000    2,500,000    3,378,000   1,311,000    3,441,000
      Accrued payroll,
       benefits and
       related taxes....     154,000       71,000    1,025,000     404,000     (521,000)
      Other accrued
       liabilities......     314,000       15,000      (21,000)    655,000      852,000
                         -----------  -----------  -----------  ----------  -----------
    Net cash provided by
     operating
     activities.........   1,205,000    3,581,000   11,377,000   8,114,000   13,953,000
                         -----------  -----------  -----------  ----------  -----------
Cash flows--investing
 activities:
  Purchases of equipment
   and leasehold
   improvements.........  (2,697,000)  (2,023,000)  (3,629,000) (2,611,000)  (4,777,000)
  Retirements of
   equipment............      78,000       86,000       81,000     102,000        5,000
  Purchases of short-
   term interest-bearing
   investments held to
   maturity.............         --           --           --          --    (2,433,000)
  Other, net............     136,000      (45,000)      62,000       6,000     (847,000)
                         -----------  -----------  -----------  ----------  -----------
    Net cash used in
     investing
     activities.........  (2,483,000)  (1,982,000)  (3,486,000) (2,503,000)  (8,052,000)
                         -----------  -----------  -----------  ----------  -----------
Cash flows--financing
 activities:
  Principal payments of
   debt and capital
   leases...............    (672,000)    (697,000)    (799,000)   (687,000)    (148,000)
  Proceeds from
   additional debt......   1,367,000      321,000      255,000     157,000          --
  Sales of Common
   Stock................      15,000        4,000       42,000       2,000   30,847,000
  Repurchase of Common
   Stock................     (87,000)    (339,000)    (196,000)   (195,000)     (31,000)
  Collections of
   stockholder notes....      46,000       34,000       32,000      21,000       58,000
                         -----------  -----------  -----------  ----------  -----------
    Net cash provided by
     (used in) financing
     activities.........     669,000     (677,000)    (666,000)   (702,000)  30,726,000
                         -----------  -----------  -----------  ----------  -----------
Effects of exchange
 rates on cash..........    (192,000)      82,000       30,000      24,000      (28,000)
                         -----------  -----------  -----------  ----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents............    (801,000)   1,004,000    7,255,000   4,933,000   36,599,000
Cash and cash
 equivalents at the
 beginning of the
 period.................   2,571,000    1,770,000    2,774,000   2,774,000   10,029,000
                         -----------  -----------  -----------  ----------  -----------
Cash and cash
 equivalents at the end
 of the period.......... $ 1,770,000  $ 2,774,000  $10,029,000  $7,707,000  $46,628,000
                         ===========  ===========  ===========  ==========  ===========
Supplemental
 disclosures:
  Income taxes paid..... $   653,000  $       --   $ 1,036,000  $1,077,000  $ 2,897,000
                         ===========  ===========  ===========  ==========  ===========
  Interest paid......... $   110,000  $   112,000  $   119,000  $   68,000  $    36,000
                         ===========  ===========  ===========  ==========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

              LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 YEARS ENDED SEPTEMBER 30, 1993, 1994 AND 1995 AND NINE MONTHS ENDED JUNE 30,
                                     1996

      (INFORMATION FOR THE NINE MONTHS ENDED JUNE 30, 1996 IS UNAUDITED.)

1. NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

a. Nature of the Business:

  Learning Tree International, Inc. and subsidiaries (the "Company") develop, publish and deliver advanced technology training courses covering a broad range of topics which are designed to meet the training needs of Information Technology ("IT") professionals worldwide. These courses are delivered primarily at the Company's leased Education Centers located in the United States, England, Canada, France and Sweden. Such course events are also conducted in hotel and conference facilities, and at customer sites throughout the world. The Company provides courses that are regularly presented worldwide and cover such IT topics as client/server systems, computer networks, operating systems, database systems, programming languages, graphical user interfaces, object-oriented technology, IT management and related topics.

b. Reincorporation:

  In September 1995, the Company reincorporated in Delaware. Since reincorporating, the Company's authorized capital stock has consisted of 25,000,000 shares of Common Stock, $.0001 par value and 10,000,000 shares of preferred stock, $.0001 par value ("Preferred Stock"). No shares of Preferred Stock have been issued nor have the terms, conditions or preferences for such Preferred Stock been established.

c. Stock Split:

  On October 5, 1995, the Company effected a 3.66 for 1 split of the Company's Class A and Class B Common Stock. All share and per share amounts in the accompanying financial statements and footnotes have been retroactively restated to reflect the stock split.

d. Basis of Presentation:

  The accompanying unaudited consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. These unaudited consolidated financial statements reflect all adjustments and disclosures which are, in the opinion of management, necessary for a fair presentation. All such adjustments are of a normal recurring nature. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto appearing herein. The results for the interim nine month periods presented are not necessarily indicative of the results to be expected for a full year.

e. Principles of Consolidation:

  The accompanying consolidated financial statements include the accounts of Learning Tree International, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Minority interests in certain subsidiaries are not significant. Following is a summary of the subsidiaries of the Company:

  Learning Tree International USA, Inc. (U.S.)
  Learning Tree International, K.K. (Japan)
  Learning Tree International Ltd. (United Kingdom)
  Learning Tree International S.A. (France)

              LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

  Learning Tree International AB (Sweden)
  Learning Tree Publishing AB (Sweden)
  Learning Tree International Inc. (Canada)
  Advanced Technology Marketing, Inc. (U.S.)
  Systems for Business and Industry, Inc. (U.S.)
  Technology for Business and Industry, Inc. (U.S.)

f. Revenue Recognition:

  The Company's revenues are received from corporate and governmental agencies for the training of their employees. Course events range from two to five days with an average of approximately four days. For individual course enrollments, the Company recognizes revenues and the related direct costs of course events upon commencement of each course event which approximates the amount recognized on a straight-line basis over the duration of the course.

  The Company offers a sales discount program referred to as the Passport Program. The Passport Program allows an individual passport holder to attend up to a maximum of eight courses (ten in United Kingdom and France) held by the Company over a one year period for a fixed price. Under the Passport Program, the amount of revenue recognized for each attendance in one of the Company's courses is based upon the selling price of the Passport and the estimated average number of courses passport holders will actually attend. Upon expiration of a Passport, the Company records the differences, if any, between the revenues previously recognized and the Passport selling price. The Company reviews the estimated average number of course events Passport holders will attend on a monthly basis. The estimated attendance rate is based upon the historical experience of the average actual number of course events Passport holders have been attending. In calculating historical rates, the Company has used data for all expired Passports since the inception of the Passport Program in March 1993. The average of the actual attendance rate for all expired Passports has closely approximated the estimated rate utilized by the Company. If the Passport attendance rate changes, based upon this historical data, the Company adjusts the revenue recognition rate for all active Passports and for all Passports sold thereafter. Although the Company has seen no material changes in the historical rates as its number of course titles has increased from fiscal 1993 to 1995, it monitors such potential effects. In general, determining the estimated average number of course events that will be attended by a Passport holder is based on historical trends that may not continue in the future. These estimates could differ in the near term from amounts used in arriving at the reported revenue. The Company believes it is appropriate to recognize revenues on this basis in order to more closely match revenue and related costs, as the substantial majority of its Passport holders do not attend the maximum number of course events permitted under their Passports. The Company believes that the use of historical data is reasonable and appropriate because of the relative stability of the average actual number of course events attended by the several thousand Passport holders since the inception of the program in fiscal 1993.

g. Deferred Revenues:

  Deferred revenues primarily relate to unearned revenues associated with the Passport Program and refundable advance payments received from customers for course events to be held in the future.

h. Prepaid Marketing Expenses:

  Prepaid marketing expenses primarily include the outside costs associated with the design, printing, postage and handling of direct mail advertising materials to be mailed in the future. These costs are expensed in the month in which the advertising materials are mailed since the benefit period for such costs is short and

              LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES the amount of such future benefit is not practically measurable. Marketing expenses for the years ended September 30, 1993, 1994 and 1995 were $11,522,000, $13,935,000 and $14,850,000, respectively.

i. Course Development Costs:

  Instructor-led IT training course development costs are charged to operations in the period incurred. Computer based IT training (CBT) development costs are accounted for in accordance with Statement of Financial Accounting Standards No. 86 (SFAS No. 86) "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed". SFAS No. 86 requires capitalization of certain software development costs upon the establishment of technological feasibility. Based on the Company's computer based training product development process, technological feasibility is established upon the completion of a working model or a detail course design. For the fiscal year ended September 30, 1995, $234,000 of computer based training product development costs were charged to course development expense in the accompanying consolidated statements of operations. No amounts were incurred prior to fiscal 1995 and no significant amounts had been capitalized as of September 30, 1995. Capitalized computer based training product development costs are amortized on a product-by-product basis at the greater of the amount computed using (a) the ratio of current revenues for a product to the total of current and anticipated future revenues or (b) the straight-line method over the estimated economic life of the product which is 24 months.

j. Foreign Currency:

  The Company translates the financial statements of its foreign subsidiaries from the local (functional) currencies to United States dollars in accordance with SFAS No. 52. The rates of exchange at each fiscal year end are used for translating the balance sheets and the average monthly rates of exchange for each year are used for the statements of operations. Gains or losses arising from the translation of the foreign subsidiaries' financial statements are included in the accompanying consolidated balance sheets as a separate component of stockholders' equity (deficit). Gains or losses resulting from foreign currency transactions are included in the consolidated statements of operations.

  To date, the Company has not sought to hedge the risk associated with fluctuations in currency exchange rates, and therefore continues to be subject to such risk. In the fiscal year ended September 30, 1993, the Company recorded foreign exchange gains of $543,000. This was primarily the result of the weakening of the Swedish Krona and the strengthening of the Japanese Yen relative to the U.S. dollar. In the year ended September 30, 1994, the Company recorded foreign exchange gains of $101,000 primarily as a result of strengthening of the French Francs and the Japanese Yen. Exchange gains in fiscal 1995 were not significant.

k. Equipment and Leasehold Improvements:

  Equipment and leasehold improvements are recorded at cost and depreciated or amortized using the straight-line method over the following useful lives:

      Education and office
       equipment............... 3 to 5 years
      Transportation
       equipment............... 4 years
      Leasehold improvements... 10 years or the life of the lease, if shorter

  Costs of normal maintenance and repairs and minor replacements are charged to expense as incurred. The costs of assets sold or retired are eliminated from the accounts along with the related accumulated depreciation or amortization and any resulting gain or loss is included in income. Capitalized equipment leases are recorded at the lower of the present value of the minimum lease payments or the fair market value of the equipment at the beginning of the lease term.

l. Facilities Leases:

  The Company leases its facilities under various operating lease agreements. Certain provisions of these leases provide for cash incentives, graduated rent payments and other inducements. The Company recognizes

              LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES rent expense on a straight-line basis which more closely reflects the benefits received. The value of any lease incentives or inducements, along with the excess of rent expense recognized over rentals paid is recorded as deferred facilities rent charges in the accompanying consolidated financial statements.

m. Computation of Net Income (Loss) per Common Share and Common Equivalent
Share:

  Net income (loss) per common share and common equivalent share is computed using the weighted average number of shares of Common Stock outstanding during the period after giving retroactive effect to the 3.66 to 1 stock split that occurred in October 1995. The weighted average number of common and common equivalent shares outstanding was computed pursuant to the rules of the Securities and Exchange Commission. Such rules which require that common stock and common stock equivalents issued by the Company during the twelve months preceding the Company's initial public offering at prices below the initial public offering price (436,000 shares) be included in the calculation of the shares outstanding for all periods presented, using the treasury stock method.

2. PREPAID EXPENSES AND OTHER

  Prepaid expenses and other current assets at September 30, 1994 and 1995 and June 30, 1996 consist of the following:

                                                   SEPTEMBER 30,
                                               ---------------------  JUNE 30,
                                                  1994       1995       1996
                                               ---------- ---------- ----------
Prepaid rent.................................. $  475,000 $  494,000 $  487,000
Prepaid stock offering expenses...............        --     369,000        --
GST and VAT on advance billings...............    108,000    322,000    308,000
Other prepaid expenses........................    448,000    302,000    370,000
Miscellaneous receivables.....................     44,000    162,000    524,000
Supplier deposits.............................     57,000     54,000     20,000
Other.........................................    225,000    274,000    313,000
                                               ---------- ---------- ----------
                                               $1,357,000 $1,977,000 $2,022,000
                                               ========== ========== ==========

3. INCOME TAXES:

  The Company files a consolidated U.S. Federal income tax return which includes substantially all of its domestic operations. The Company files separate tax returns for each of its foreign subsidiaries in the countries in which they reside.

  Income (loss) before provision (credit) for income taxes consists of the following:

                                                       SEPTEMBER 30,
                                              ----------------------------------
                                                 1993        1994        1995
                                              -----------  ---------  ----------
      Domestic............................... $   786,000  $ 164,000  $3,645,000
      Foreign................................  (1,740,000)  (517,000)  4,701,000
                                              -----------  ---------  ----------
        Total................................ $  (954,000) $(353,000) $8,346,000
                                              ===========  =========  ==========

              LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

  For the years ended September 30, 1993, 1994 and 1995, the provision (credit) for income taxes was comprised of the following:

                                                      SEPTEMBER 30,
                                              -------------------------------
                                                1993      1994        1995
                                              --------  ---------  ----------
      Current tax provision:
        U.S. Federal......................... $ 59,000  $  15,000  $  732,000
        State................................   37,000      3,000     208,000
        Foreign..............................  (57,000)   259,000   1,063,000
                                              --------  ---------  ----------
                                                39,000    277,000   2,003,000
                                              --------  ---------  ----------
      Deferred tax provision:
        U.S. Federal.........................  (51,000)  (192,000)   (181,000)
        State................................  (35,000)    15,000      20,000
        Foreign..............................  (30,000)   (10,000)     24,000
                                              --------  ---------  ----------
                                              (116,000)  (187,000)   (137,000)
                                              --------  ---------  ----------
      Total provision (credit) for income
       taxes................................. $(77,000) $  90,000  $1,866,000
                                              ========  =========  ==========

  The following is a reconciliation of the provision (credit) for income taxes and the credit for income taxes computed by applying the Federal statutory rate to the income (loss) before taxes:

                                                      SEPTEMBER 30,
                                              --------------------------------
                                                1993       1994        1995
                                              ---------  ---------  ----------
      Income taxes at the statutory rate....  $(324,000) $(120,000) $2,837,000
      Permanent differences.................    274,000   (142,000)    (88,000)
      Change in valuation allowance.........   (714,000)   236,000    (923,000)
      Effect of current and foreign losses..    525,000    103,000     (23,000)
      Use of foreign tax credits............        --         --     (133,000)
      Alternative minimum taxes.............     34,000        --          --
      State income taxes....................     66,000      3,000     208,000
      Other, net............................     62,000     10,000     (12,000)
                                              ---------  ---------  ----------
      Total provision (credit) for income
       taxes................................  $ (77,000) $  90,000  $1,866,000
                                              =========  =========  ==========

              LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

  The Company adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" retroactive to October 1, 1990. Under this method, deferred income tax assets and liabilities arise from carryforwards and from temporary differences between the tax basis of assets and liabilities and the book basis of such assets and liabilities as reported in the financial statements. Valuation allowances were provided with respect to certain deferred tax assets as of September 30, 1994 and 1995, to reduce the deferred tax asset to a level which, more likely than not, will be realized. The net deferred tax asset reflects management's estimates of the amount which will be realized from the future profitability which can be predicted with reasonable certainty. Following is a summary of the tax effect of carryforwards and temporary differences which give rise to deferred tax assets and liabilities:

                                                            SEPTEMBER 30,
                                                       ------------------------
                                                          1994         1995
                                                       -----------  -----------
      Domestic operations:
        Deferred tax assets:
          Deferred facilities rent charges............ $   629,000  $   524,000
          AMT credit carryforwards....................     131,000          --
          Foreign tax credit carryforwards............     204,000      434,000
          Tax loss carryforwards......................     180,000          --
          Other.......................................      82,000       94,000
        Deferred tax liabilities:
          Depreciation and amortization...............     (89,000)    (158,000)
          Other.......................................     (16,000)     (16,000)
                                                       -----------  -----------
          Net domestic deferred tax assets............   1,121,000      878,000
                                                       -----------  -----------
      Foreign operations:
        Deferred tax assets:
          Tax loss carryforwards......................   1,048,000      528,000
          Depreciation and other......................     102,000       78,000
                                                       -----------  -----------
          Net foreign deferred tax assets.............   1,150,000      606,000
                                                       -----------  -----------
      Valuation allowances............................  (1,930,000)  (1,006,000)
                                                       -----------  -----------
      Net deferred tax assets......................... $   341,000  $   478,000
                                                       ===========  ===========

  At September 30, 1995, the Company had approximately $434,000 of foreign tax credit carryforwards available to offset taxes in future years. In addition, the Company's Swedish, French and Canadian subsidiaries had tax loss carryforwards of approximately $662,000 (4,600,000 Swedish Krona), $325,000 (1,600,000 French Francs) and $568,000 ($761,000 Canadian Dollars), respectively. The tax credit carryforwards along with the estimated tax benefit attributable to the loss carryforwards expire as follows:

             2000............................ $545,000
             2001............................  193,000
             Thereafter......................  225,000
                                              --------
                                              $963,000
                                              ========

              LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

4. DEBT AND CAPITAL LEASES:

  Following is a summary of obligations under debt and capital leases as of September 30, 1994 and 1995, respectively:

                                                             SEPTEMBER 30,
                                                          ---------------------
                                                             1994       1995
                                                          ----------  ---------
Borrowings under line of credit with a foreign bank pay-
 able in Swedish Krona..................................  $   29,000  $     --
Note payable in British Pounds to a foreign bank, due in
 varying monthly installments, with interest at 3
 percent over the bank's prime rate (prime
 6 percent in 1994).....................................     312,000        --
Note payable in Canadian Dollars to a foreign bank, due
 in varying monthly installments, with interest at 1.25
 percent over the bank's prime rate.....................       8,000        --
Notes payable secured by equipment, due in monthly
 installments of $15,100 plus interest at the bank's
 prime plus 1.25 percent (prime 7.75 percent in 1994)...     196,000        --
Notes payable to former employees with various
 maturities through 2001 bearing interest at 5 to 8
 percent (See note 6)...................................     293,000    310,000
Capital lease obligations, due through 1998.............     169,000    153,000
                                                          ----------  ---------
                                                           1,007,000    463,000
Less--current portion...................................    (561,000)  (191,000)
                                                          ----------  ---------
                                                          $  446,000  $ 272,000
                                                          ==========  =========

  Certain of the Company's foreign subsidiaries have established lines of credit with local banks. The aggregate amount available under these facilities as of September 30, 1995, was $275,000. At September 30, 1995, there were no borrowings against these lines. Interest on borrowings under these facilities is payable monthly at the bank's prime rate, (7.9 percent) plus 3 percent in France and at 14 percent in Sweden.

  The annual aggregate scheduled maturities of debt obligations for the five fiscal years subsequent to September 30, 1995 are presented below:

             1996............................ $125,000
             1997............................   69,000
             1998............................   48,000
             1999............................   29,000
             2000............................   24,000
             Thereafter......................   15,000
                                              --------
                                              $310,000
                                              ========

  The Company leases certain equipment costing approximately $339,000 under capital lease agreements. The following summarizes the future minimum lease payments under capitalized leases together with the present value of the future minimum lease payments:

             1996............................  $ 72,000
             1997............................    72,000
             1998............................    18,000
                                               --------
                                                162,000
             Less--amount representing inter-
              est............................    (9,000)
                                               --------
                                               $153,000
                                               ========

              LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

5. COMMITMENTS:

  The Company leases its facilities and certain equipment under various operating lease agreements. The minimum future rental payments for all operating leases are as follows:

             1996......................... $ 3,865,000
             1997.........................   3,582,000
             1998.........................   3,456,000
             1999.........................   3,359,000
             2000.........................   3,288,000
             Thereafter...................   5,614,000
                                           -----------
                                           $23,164,000
                                           ===========

  For the years ended September 30, 1993, 1994 and 1995, rent expense was $4,196,000, $4,547,000 and $3,486,000, respectively. The agreements generally require the payment of property taxes, insurance and maintenance in addition to the minimum base rent.

6. COMMON STOCK:

  Prior to December 6, 1995, the Company's Common Stock was divided into two classes: Class A Voting Common Stock (Class A Stock) and Class B Non-Voting Common Stock (Class B Stock). During fiscal years 1993, 1994 and 1995, the Company issued approximately 300,000 shares, 81,000 shares and 736,000 shares of Class B Stock, respectively, to certain employees. The purchase price of these shares was determined based on the formula as defined in the stock purchase agreements. Proceeds from the sale of these shares of Class B Stock included cash and full recourse notes which bear interest at between five and eight percent and are due in monthly principal and interest installments for periods ranging from 48 to 96 months.

  Approximately 611,000 shares of the Class B Stock are subject to repurchase options. The repurchase option terms stipulate that the Company, at its sole option, may repurchase these shares from the stockholder in the event the stockholder leaves the employment of the Company for any reason. The Company can repurchase the shares at an amount equal to the initial issue price plus seven percent per annum. These repurchase options expire over a four-year period at a rate of 25 percent per year.

  The Company has recorded deferred compensation of $321,000, which represents the excess of the appraised value of $1.40 per share in January 1995 and $1.90 per share in June 1995 (as determined by an independent appraisal) over the initial issue price of $.94 per share of the 436,000 shares of Class B Stock sold to certain employees during fiscal 1995. In management's view, the initial public offering price per share was significantly higher than the appraised value of the stock in January 1995 and June 1995 due to: (i) the Company's increased earnings subsequent to the valuation dates, (ii) the higher multiples of comparable companies in the market as compared with the multiples prevailing at the valuation dates, (iii) the perceived value of the Company's recent efforts in the CBT market, and (iv) a market discount included in the appraised value to reflect the lack of marketability, transferability and voting rights of the Class B Stock. The deferred compensation is reflected as a reduction of stockholders' equity in the accompanying financial statements and is being amortized as additional compensation expense over the four-year term of the repurchase options. During the fiscal year ended September 30, 1995, the Company has recorded $34,000 of additional compensation expense relating the amortization of the deferred compensation.

   During the fiscal years ended September 30, 1993, 1994 and 1995, the Company repurchased 135,000 shares, 498,000 shares and 153,000 shares of Class B Stock, respectively, under the terms of the repurchase agreements. The aggregate repurchase prices of these shares were $87,000, $432,000 and $218,000 in fiscal 1993, 1994 and 1995, respectively. The settlement of these stock repurchases was completed through the cancellation of notes receivable from the selling stockholders, cash payments and the issuance of notes payable by the Company of $87,000, $321,000 and $195,000 during fiscal 1993, 1994 and
1995, respectively. (See note 4.)

              LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

 Stock Options

  During the fiscal years ended September 30, 1989 and September 30, 1994, the Company entered into agreements with certain employees to sell an aggregate of 300,000 shares of Class B common stock at the contractual formula value (estimated fair market value) ranging from $0.28 to $0.94 per share. During fiscal 1995, all of these options were exercised and the shares were issued.

7. EMPLOYEE BENEFIT PLAN:

  The Company has adopted a defined contribution plan for the benefit of its domestic employees who have met the eligibility requirements. The Learning Tree International, Inc. Profit-Sharing and Deferred Savings Plan (the Plan) is a profit-sharing plan qualifying under Section 401(k) of the Internal Revenue Code.

  Qualified employees may elect to contribute up to 15 percent of their compensation to the Plan on a pre-tax basis, subject to statutory limitations. The Company makes matching contributions at a rate of 25 percent of elective contributions up to one and one-half percent of the compensation of such contributors. Additionally, the Company makes qualified nonelective contributions to the Plan on an annual basis. The qualified nonelective contributions are equivalent to one and one-half percent of the annual compensation of the qualified participants. The Company contributed $141,000, $149,000 and $129,000 to the Plan for the fiscal years ended September 30, 1993, 1994 and 1995, respectively.

  The Company has adopted similar plans for the benefit of its employees in certain of its foreign subsidiaries. Contributions to these plans are subject to various age, length of service and compensation level criteria as well as certain limitations. For the fiscal years ended September 30, 1993, 1994 and 1995, the cost to the Company of these plans was approximately $71,000, $81,000 and $110,000, respectively.

8. BUSINESS SEGMENT DATA:

  The Company's sole business segment is the design and delivery of IT education courses. There were no sales to any individual customers that accounted for 10% or more of revenue in fiscal 1993, 1994 or 1995.

  Information about the Company's operations in different geographic locations for the years ended September 30, 1993, 1994 and 1995 is as follows:

                                           FISCAL YEARS ENDED SEPTEMBER 30,
                                          -------------------------------------
                                             1993         1994         1995
                                          -----------  -----------  -----------
Revenues:
  United States.......................... $19,828,000  $24,977,000  $35,390,000
  Canada.................................   5,205,000    5,309,000    6,102,000
  Europe.................................  23,317,000   26,876,000   35,637,000
  Asia...................................     979,000    1,304,000    1,689,000
                                          -----------  -----------  -----------
    Consolidated revenues................ $49,329,000  $58,466,000  $78,818,000
                                          ===========  ===========  ===========
Income (loss) from operations:
  United States.......................... $    94,000  $   104,000  $ 3,375,000
  Canada.................................    (469,000)    (853,000)     342,000
  Europe.................................  (1,181,000)      95,000    4,056,000
  Asia...................................     196,000      289,000      301,000
                                          -----------  -----------  -----------
    Consolidated income (loss) from
     operations.......................... $(1,360,000) $  (365,000) $ 8,074,000
                                          ===========  ===========  ===========
Identifiable assets:
  United States.......................... $ 6,763,000  $ 7,795,000  $14,657,000
  Canada.................................   1,356,000    1,153,000    1,189,000
  Europe.................................   5,899,000    7,190,000   12,428,000
  Asia...................................     117,000      168,000      153,000
                                          -----------  -----------  -----------
    Consolidated assets.................. $14,135,000  $16,306,000  $28,427,000
                                          ===========  ===========  ===========

              LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

9. VALUATION AND QUALIFYING ACCOUNTS

  For the years ended September 30, 1993, 1994 and 1995, activity with respect to the Company's allowance for doubtful accounts receivable is summarized as follows:

                                                          SEPTEMBER 30,
                                                   ----------------------------
                                                     1993       1994     1995
                                                   ---------  -------- --------
Beginning balance................................. $ 148,000  $139,000 $197,000
Charged to expense................................   101,000    58,000  107,000
Amounts written off...............................  (110,000)      --   (45,000)
                                                   ---------  -------- --------
Ending balance.................................... $ 139,000  $197,000 $259,000
                                                   =========  ======== ========

10. CASH FLOW INFORMATION

  The Company considers highly liquid investments with original maturities of 90 days or less to be cash equivalents.

  The Company purchased Class B Stock from employees for cancellation of notes receivable of $0, $93,000 and $23,000 for the years ended September 30, 1993, 1994 and 1995, respectively. The Company sold Class B Stock to employees and received promissory notes of $182,000, $48,000 and $579,000 as partial consideration therefor during the fiscal years ended September 30, 1993, 1994 and 1995, respectively.

11. RELATED PARTY TRANSACTIONS

  On January 6, 1995, the Company and M. Kane & Company, Inc. ("MKC") entered into an agreement pursuant to which MKC agreed to provide financial advice and assistance. In consideration for such services, MKC received 1.875% of the gross proceeds of the initial public offering. This agreement terminated upon the settlement date of the initial public offering. The president of MKC is a Director of the Company.

12. SUBSEQUENT EVENTS:

 Public Offering--

  On December 6, 1995, 3,000,000 shares of the Company's Common Stock were sold in an initial public offering, of which 2,500,000 shares were sold by the Company and 500,000 shares were sold by certain stockholders of the Company. The Company did not receive any proceeds from the sale of shares by its stockholders. However, the Company received net proceeds of approximately $26.0 million from its sale of shares in the initial public offering. Such proceeds are being used for working capital and general purposes, including:
(i) increasing the marketing and advertising of the Company's computer-based classroom training courses, (ii) developing additional classroom courses,
(iii) developing proprietary software for the Company's multimedia computer-based training courses, and (iv) for general corporate purposes. The Company also may use a portion of the net proceeds to acquire technologies and related assets or businesses complementary to its operations, although the Company has no agreements currently in place of negotiations under way with respect to any acquisition.

  Effective as of the closing of the initial public offering on December 6, 1995, each outstanding share of Class B Stock was converted into one fully paid and non-assessable share of Class A Stock and, thereafter, the Common Stock ceased being divided into series and instead has consisted of a single class. There were 835,000 and 1,417,000 shares of Class B Stock outstanding at September 30, 1994 and 1995, respectively.

              LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

  On January 5, 1996, an additional 450,000 shares of Common Stock were sold by the Company pursuant to a purchase option granted to the underwriters at the time of the initial public offering solely to cover over allotments. The Company received net proceeds of approximately $4.8 million after deducting underwriter commissions and other stock issuance costs.

 Stock Option Plan--

  In October 1995, the Company and its stockholders adopted the 1995 Stock Option Plan (the "Stock Option Plan"), which provides for the issuance of incentive stock options within the meaning of Section 422 of the Code and non-qualified stock options to purchase an aggregate of up to 1,500,000 shares of the Common Stock of the Company. The Stock Option Plan permits the grant of options to officers, employees, directors and consultants of the Company. The exercise price of incentive stock options granted will be greater than or equal to the fair market value of the Common Stock at the date of grant and the maximum term of the options may not exceed ten years. The vesting schedule and the period required for full exercisability of the stock options are at the discretion of the Board of Directors but in no event can it be less than six months. As of June 30, 1996, no options have been granted under the Stock Option Plan.

 Employment Agreements--

  The Company has entered into employment agreements with the Chief Executive Officer and President of the Company for a minimum period of three years which may be extended for additional periods of three years at the option of the officer involved.

 Cash Flow Information--

  In March 1996, the Company repurchased 26,393 shares of Common Stock from employees for the cancellation of notes receivable from such stockholders in the amount of $446,000. In addition, during March 1996, notes receivable from stockholders in the amount of $19,000 were offset against the equivalent amount of notes payable to such stockholders.

  During the nine months ended June 30, 1995, the Company repurchased 153,000 shares of Common Stock from employees for the cancellation of notes receivable from such stockholders in the amount of $23,000 and the issuance of notes payable by the Company of $195,000. During this same period, the Company sold Common Stock to employees and received promissory notes of $22,000 as partial consideration therefor.

 Related Party Transactions--

  On July 12, 1996, the Company and MKC entered into an agreement pursuant to which MKC agreed to provide financial advice and assistance. As consideration for such services, MKC is to receive a retainer of $15,000 per month until the termination of the agreement. MKC is also entitled to 1.875% of the gross proceeds of the proposed offering less any monthly retainer payments paid. This agreement may be terminated by either party at any time upon thirty days' notice, and it will terminate automatically upon the earlier of the completion or abandonment of the proposed offering or twelve months.

INSIDE BACK COVER:

[Graphic superimposing categories of the Companies Course Offerings over a picture of a classroom.]


                                    COURSES


At June 30, 1996, Learning Tree's course library included 98 proprietary course titles comprising over 2,000 hours of classroom instruction, with an additional 12 course titles under development.

 6 Client/Server Titles:
   . Analysis and Design
   . Application Development
   . Data Management

 4 Internet/Intranet Titles:
   . HTML Web Development
   . Java Programming
   . Network Security

11 Windows Titles:
   . Windows 95 . Windows NT
   . System Management Server . SQL Server
   . Exchange

33 Network Titles:
   . LANs . WANs . Internetworking
   . High-Speed Networks
   . Multivendor Networking . Security
   . TCP/IP . X.25 . ISDN . Telecom
   . Wireless Networks . NetWare

 9 Operating System Titles:
   . Unix . OS/2 . Tools and Utilities
   . System and Network Administration

13 Database Titles:
   . Relational DBMS . Oracle
   . Sybase . Lotus Notes

 3 PC Support Titles:
   . PC Troubleshooting
   . Macintosh Support

17 Programming and GUI Titles:
   . C . C++ . Visual C++ . Visual Basic
   . Windows Programming . PowerBuilder

 9 Software Development Titles:
   . Object-Oriented Analysis and Design
   . Software Engineering

 5 IT Soft Skills Titles:
   . Business Process Re-engineering
   . Communication Skills . Team Building
   . Project Management

        ===================

18 Professional Certification Programs
      Each Professional Certification Program
      requires completion of a series of five
      Learning Tree courses and an examination associated with each course.

   [LOGO OF LEARNING TREE INTERNATIONAL]

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH IN-FORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------
                               TABLE OF CONTENTS

                               ----------------

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   7
Use of Proceeds..........................................................  12
Dividend Policy..........................................................  12
Price Range of Common Stock..............................................  12
Capitalization...........................................................  13
Selected Consolidated Financial Data.....................................  14
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  15
Business.................................................................  24
Management...............................................................  37
Certain Transactions.....................................................  43
Principal and Selling Stockholders.......................................  45
Description of Capital Stock.............................................  46
Shares Eligible for Future Sale..........................................  49
Underwriting.............................................................  51
Legal Matters............................................................  53
Experts..................................................................  53
Additional Information...................................................  53
Index to Consolidated Financial Statements............................... F-1

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                2,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                              ------------------

                                   PROSPECTUS

                              ------------------


                         ROBERTSON, STEPHENS & COMPANY

                               PIPER JAFFRAY INC.

                               SMITH BARNEY INC.

                            M. KANE & COMPANY, INC.

                                      , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions incurred or to be incurred in connection with the sale of the Common Stock being registered (all amounts are estimated except the SEC registration fee, the NASD filing fee and the Nasdaq listing fee). Of such costs and expenses, it is estimated that the Registrant will pay $301,419 and the Selling Stockholders will pay $1,364,581.

      SEC registration fee.......................................... $   22,405
      NASD filing fee...............................................      6,998
      Nasdaq listing fee............................................     10,000
      Blue sky fees and expenses....................................     10,000
      Printing expenses.............................................     70,000
      Legal fees and expenses.......................................    150,000
      Accounting fees and expenses..................................     25,000
      Transfer agent and registrar fees.............................      4,000
      Miscellaneous................................................. $1,367,597
                                                                     ----------
        Total....................................................... $1,666,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article Eight of the Company's Amended and Restated Certificate of Incorporation and Article VIII of the Company's Bylaws (filed as Exhibits 3.1 and 3.2 hereto, respectively) provide for indemnification of officers and directors and are incorporated herein by this reference.

  Reference is made to Section 8 of the Underwriting Agreement (filed as Exhibit 1.1 hereto) for certain provisions as to the indemnification of the Underwriters by the Company and the Selling Stockholders and as to indemnification by the Underwriters of the Company, officers and directors of the Company and the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  Section 145 of the General Corporation Law of the State of Delaware provides, in part, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceedings because such person is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, as a director, officer, employee or agent of another corporation, against all costs actually and reasonably incurred by him in connection with such suit or proceedings if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise determines) that such person shall not have been adjudged liable to the corporation.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The Registrant made the following sales of securities in the past three years that were not registered under the Securities Act of 1933 (all share numbers adjusted for the 3.66-for-one split in October 1995 and the conversion of the two classes of the Company's common stock into a single class on December 6, 1995):

                                                       NUMBER OF
  DATE OF                                              SHARES OF
  PURCHASE                                              COMMON       AGGREGATE
 GREEMENT(S)A                       PURCHASER            STOCK     CONSIDERATION
- ------------                        ---------          ---------   -------------
  03/14/94......................... Mary C. Adams        43,920       $28,680
  03/14/94......................... Richard S. Adamson   36,600        23,900
  07/18/94......................... Max S. Shevitz      175,680(1)    164,640
  11/10/94......................... Mary C. Adams        18,300(1)     17,500
  01/17/95......................... Gary R. Wright      146,400(1)    137,200
  02/15/95......................... Michael W. Kane      36,600(1)     34,300
  05/22/95......................... David Blasi          36,600(1)     34,300
  05/30/95......................... John Durbin          21,960(1)     20,580
  05/30/95......................... David Pardo          43,920(1)     41,160
  06/10/95......................... Richard S. Adamson   51,240(1)     48,020
  07/07/95......................... Robert Beaumont      18,300(1)     17,150
  07/07/95......................... Kevin M. Kell        18,300(1)     17,150
  07/07/95......................... Linda Trude          36,600(1)     34,300
  08/14/95......................... Cassandra M. Mason    7,320(1)      6,860

- --------
(1) These shares were sold subject to repurchase agreements, allowing the Company to repurchase the shares at specified prices and conditions upon termination of employment of the stockholder.

  Sales of the Registrant's capital stock described above were exempt from registration under the Securities Act of 1933 as amended, as transactions by an issuer not involving a public offering under Section 4(2) thereof.

ITEM 16. EXHIBITS AND FINANCIAL SCHEDULES.

  (a) Exhibits

ITEM 17. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes to provide to the Underwriters or their Representative at the closings specified in the Underwriting Agreement certificates in such denominations and registered in such amounts as required by the Underwriters to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the items listed in Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT, LEARNING TREE INTERNATIONAL, INC., A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LOS ANGELES, STATE OF CALIFORNIA, ON THE 26TH DAY OF AUGUST, 1996.

                                          Learning Tree International, Inc.


                                          By:  /s/ David C. Collins, Ph.D.
                                            ___________________________________
                                            Name: David C. Collins, Ph.D.
                                            Title: Chairman of the Board of
                                                   Directors and Chief
                                                   Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, each person whose signature appears below constitutes and appoints Dr. David C. Collins, Eric R. Garen and Mary C. Adams, jointly and severally, as attorneys-in-fact, each with power of substitution, for such person in any and all capacities, to sign any amendments to this Registration Statement or a related Registration Statement filed pursuant to Rule 462, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                  DATE

  /s/  David C. Collins, Ph.D.         Chairman of the Board     August 26, 1996
- -------------------------------------   and Chief Executive
       DAVID C. COLLINS, PH.D.          Officer (principal
                                        executive officer)

       /s/  Eric R. Garen              President and Director    August 26, 1996
- -------------------------------------
            ERIC R. GAREN

      /s/  Max S. Shevitz              Executive Vice            August 26, 1996
- -------------------------------------   Presidentand Director
           MAX S. SHEVITZ

      /s/  Gary R. Wright              Vice President, Finance,  August 26, 1996
- -------------------------------------   Chief Financial Officer
           GARY R. WRIGHT               and Secretary
                                        (principal financial
                                        officer and principal
                                        accounting officer)

                                       Director                  August   , 1996
- -------------------------------------
         W. MATHEW JUECHTER

 /s/  Alan B. Salisbury, Ph.D.         Director                  August 26, 1996
- -------------------------------------
      ALAN B. SALISBURY, PH.D.

  /s/  Michael W. Kane, Ph.D.          Director                  August 26, 1996
- -------------------------------------
       MICHAEL W. KANE, PH.D.

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
   NO.                         DESCRIPTION                             PAGE
 -------                       -----------                         ------------
  1.1    Form of Underwriting Agreement between the Registrant,
         the Selling Stockholders and Robertson, Stephens &
         Company LLC, Piper Jaffray Inc., Smith Barney Inc., and
         M. Kane & Company, Inc., as representatives of the
         several underwriters named therein
  3.1    Amended and Restated Certificate of Incorporation of
         the Registrant*
  3.2    By-Laws of the Registrant*
  4.1    Specimen of Common Stock Certificate**
  5.1    Opinion and consent of Irell & Manella LLP
 10.1    Employment Agreement dated as of October 1, 1995
         between Learning Tree International, Inc. and Dr. David
         C. Collins**
 10.2    Employment Agreement dated as of October 1, 1995
         between Learning Tree International, Inc. and Eric R.
         Garen**
 10.3    Employment Agreement dated as of April 19, 1993 between
         Learning Tree International (USA), Inc. and Alan B.
         Salisbury*
 10.4    Employment Agreement dated as of February 1978, as
         amended, between Learning Tree International, Inc. and
         Mary C. Adams**
 10.5    Employment Agreement dated as of July 18, 1994, as
         amended, between Learning Tree International, Inc. and
         Max S. Shevitz*
 10.6    Employment Agreement dated as of January 8, 1990, as
         amended, between Learning Tree International, Inc. and
         Gary R. Wright**
 10.7    Form of Training Advantage Agreement*
 10.8    1995 Stock Option Plan dated as of September 29, 1995**
 10.9    Agreement dated July 12, 1996 between Learning Tree
         International, Inc. and M. Kane & Company, Inc.
 21.1    Subsidiaries of the Registrant***
 23.1    Written consent of Arthur Andersen LLP
 23.2    Written consent of Irell & Manella LLP (included in
         their opinion filed as Exhibit 5.1 hereto)
 24.1    Power of attorney appointing Dr. David C. Collins, Eric
         R. Garen and Mary C. Adams to sign and file amendments
         hereto (included on the signature page hereto)

- --------
  * Incorporated by reference to the Company's Registration Statement on Form S-1, No. 33-97842, filed on October 6, 1995 (the "Registration Statement").
 ** Incorporated by reference to Amendment No. 1 to the Registration Statement filed on November 13, 1995.
*** Incorporated by reference to Amendment No. 2 to the Registration Statement filed on December 1, 1995.